================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM 8-K

                                 CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



               DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

                                 MARCH 31, 1998



                          SNYDER COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                        1-12145                 52-1983617
(STATE OR OTHER JURISDICTION          (COMMISSION             (I.R.S. EMPLOYER
     OF INCORPORATION)                 FILE NUMBER)          IDENTIFICATION NO.)


                  TWO DEMOCRACY CENTER, 6903 ROCKLEDGE DRIVE
                     15TH FLOOR, BETHESDA, MARYLAND 20817
              (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


                                (301) 468-1010
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)


================================================================================

ITEM 5. OTHER EVENTS

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table sets forth selected consolidated financial data of the Company as of and for each of the years in the five year period ended December 31, 1997, and for the three months ended March 31, 1997 and March 31, 1998, after giving effect to all transactions accounted for as poolings of interests (the "Acquisitions"). The table gives effect to all of the Acquisitions, as if they had occurred at the beginning of the earliest period presented. The table also sets forth unaudited pro forma income statement data for each of the years in the five year period ended December 31, 1997, and for the three months ended March 31, 1997 and March 31, 1998, which give pro forma effect to federal, state and city income taxes as if all operations of the Company were subject to such taxes for all periods presented. The income statement data for each of the years in the three year period ended December 31, 1997 and the balance sheet data as of December 31, 1996 and December 31, 1997 are derived from the audited consolidated financial statements of the Company. All other income statement and balance sheet data presented are derived from unaudited consolidated financial statements of the Company and in the opinion of the management of the Company include all adjustments, consisting of normal and recurring adjustments, which are necessary to present fairly the combined results of operations and financial position of the Company for each period presented. The following summary consolidated selected financial data should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Form 8-K.

                                                        Table on following page

                                                                                FOR THE THREE MONTHS
                                   FOR THE YEARS ENDED DECEMBER 31,                ENDED MARCH 31,
                          ----------------------------------------------------  ----------------------
                             1993        1994       1995      1996      1997       1997        1998
                          ----------- ----------- --------  --------  --------  ----------  ----------
                          (UNAUDITED) (UNAUDITED)                                    (UNAUDITED)
                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT
 DATA:(1)
Revenues................   $149,348    $235,356   $334,090  $428,897  $520,040  $  118,583  $  146,853
Operating Expenses:
 Cost of services.......    101,428     151,644    215,059   297,942   363,006      82,906      97,493
 Selling, general and
  administrative
  expenses..............     32,825      56,598     70,758    89,041   107,427      24,285      29,369
 Compensation to
  stockholders..........      2,389       5,276      9,439     7,363    13,623       1,427         --
 ESOP expense...........         30       2,203      2,172     6,553     5,411       1,245         --
 Acquisition and related
  costs(2)..............        --          --         --        --     39,431      16,181      33,953
                           --------    --------   --------  --------  --------  ----------  ----------
Income (loss) from
 operations.............     12,676      19,635     36,662    27,998    (8,858)     (7,461)    (13,962)
Interest income
 (expense), net.........       (615)     (1,513)    (1,654)   (2,400)     (391)       (249)        738
                           --------    --------   --------  --------  --------  ----------  ----------
Income (loss) from
 continuing operations
 before income taxes....     12,061      18,122     35,008    25,598    (9,249)     (7,710)    (13,224)
Income tax (provision)
 benefit................     (4,663)     (6,730)    (9,892)   (5,994)   (6,246)     (2,288)      2,346
                           --------    --------   --------  --------  --------  ----------  ----------
Income (loss) from
 continuing operations..      7,398      11,392     25,116    19,604   (15,495)     (9,998)    (10,878)
Loss from discontinued
 operations(3)..........        --          --         --     (1,498)   (1,507)       (558)        --
                           --------    --------   --------  --------  --------  ----------  ----------
Income (loss) before
 extraordinary item.....      7,398      11,392     25,116    18,106   (17,002)    (10,556)    (10,878)
Extraordinary item, less
 applicable income taxes
 of $806(4) ............        --          --         --     (1,215)      --          --          --
                           --------    --------   --------  --------  --------  ----------  ----------
  Net income (loss).....   $  7,398    $ 11,392   $ 25,116  $ 16,891  $(17,002) $  (10,556) $  (10,878)
                           ========    ========   ========  ========  ========  ==========  ==========
Historical net income
 (loss) per share:
 Basic net income (loss)
  per share
  Income (loss) from
   continuing
   operations...........   $   0.15    $   0.23   $   0.48  $   0.37  $  (0.27) $    (0.18) $    (0.18)
                           ========    ========   ========  ========  ========  ==========  ==========
  Net income (loss) per
   share................   $   0.15    $   0.23   $   0.48  $   0.32  $  (0.30) $    (0.19) $    (0.18)
                           ========    ========   ========  ========  ========  ==========  ==========
 Diluted net income
  (loss) per share
  Income (loss) from
   continuing
   operations...........   $   0.15    $   0.23   $   0.48  $   0.37  $  (0.27) $    (0.18) $    (0.18)
                           ========    ========   ========  ========  ========  ==========  ==========
  Net income (loss) per
   share................   $   0.15    $   0.23   $   0.48  $   0.32  $  (0.30) $    (0.19) $    (0.18)
                           ========    ========   ========  ========  ========  ==========  ==========
Unaudited:
 Pro forma net income
  (loss) from continuing
  operations(5).........   $  7,390    $ 10,846   $ 21,220  $ 14,291  $(18,900) $  (10,556) $  (12,432)
                           ========    ========   ========  ========  ========  ==========  ==========
 Pro forma diluted net
  income (loss) per
  share from continuing
  operations............   $   0.15    $   0.22   $   0.41  $   0.27  $  (0.33) $    (0.19) $    (0.21)
                           ========    ========   ========  ========  ========  ==========  ==========
 Pro forma net income
  (loss)(5).............   $  7,390    $ 10,846   $ 21,220  $ 12,181  $(19,800) $  (10,863) $  (12,432)
                           ========    ========   ========  ========  ========  ==========  ==========
 Pro forma diluted net
  income (loss) per
  share(6)..............   $   0.15    $   0.22   $   0.41  $   0.23  $  (0.35) $    (0.20) $    (0.21)
                           ========    ========   ========  ========  ========  ==========  ==========
 Pro forma net income
  from continuing
  operations, excluding
  non-recurring
  items(5)(7)...........   $  8,872    $ 15,322   $ 28,256  $ 22,061  $ 28,838  $    6,519  $   12,852
                           ========    ========   ========  ========  ========  ==========  ==========
 Pro forma diluted net
  income per share from
  continuing operations,
  excluding non-
  recurring
  items(6)(7)...........   $   0.19    $   0.31   $   0.54  $   0.42  $   0.50  $     0.11  $     0.21
                           ========    ========   ========  ========  ========  ==========  ==========
 Shares used in
  computing per share
  amounts:(6)
  Basic.................     47,783      49,324     52,030    52,487    56,624      55,413      60,135
  Diluted...............     47,783      49,324     52,121    53,041    58,056      56,820      62,166

                                         AS OF DECEMBER 31,
                         -------------------------------------------------- AS OF MARCH 31,
                            1993        1994       1995     1996     1997        1998
                         ----------- ----------- -------- -------- -------- ---------------
                         (UNAUDITED) (UNAUDITED)                              (UNAUDITED)
                                           (IN THOUSANDS)
BALANCE SHEET DATA:(1)
 Total assets...........  $117,300    $157,269   $209,913 $295,990 $410,702    $524,679
 Long-term debt(8)......    14,708      30,758     36,826   36,707   10,439       9,410
 Redeemable ESOP
  stock(9)..............       --          --         269    2,452    5,278       6,891
 Total equity...........    20,569      20,398     33,170   70,275  144,582     241,846

                                                     Footnotes on following page

(1) Prior to the consummation on September 24, 1996 of the reorganization (the "Reorganization") in which the Company acquired all of the limited partnership interests in Snyder Communications, L.P. (the "Partnership") and all of the issued and outstanding stock of the corporate general partner, Snyder Marketing Services, Inc. ("SMS"), the operations of the Company were conducted through the Partnership. The Partnership was owned 63.85% by SMS and 36.15% by the limited partners. The Reorganization resulted in the stockholders of SMS exchanging 100% of their SMS stock for the Company's Common Stock simultaneously with the limited partners exchanging their limited partner interests in the Partnership for the Company's Common Stock. After the Reorganization, the Company owned 100% of the stock of SMS and, directly and indirectly through its ownership of SMS, 100% of the interest of the Partnership. Because of the continuity of ownership, the Reorganization was accounted for by combining the assets, liabilities, and operations of SMS, the Partnership and the Company at their historical cost basis. Accordingly, for the periods prior to the Reorganization, the income statement and balance sheet data include a combination of the accounts of SMS and the Partnership. Prior to its acquisition by the Company, American List Corporation ("American List") had a fiscal year that ended in February. The accompanying balance sheet data as of December 31, 1993, 1994, 1995 and 1996 reflect the combination of American List's accounts as of the following February month-end while the income statement data for each of the four years ended December 31, 1996 reflect the combination of American List's operations for the twelve months that end in the February following the respective income statement date.
(2) The $39.4 million of acquisition and related costs includes $34.1 million in costs directly related to the consummation of the Company's Acquisitions. These costs include primarily investment banking fees, other professional service fees, certain United Kingdom excise and transfer taxes, as well as a non-cash charge of $9.1 million related to the accelerated vesting of options held by Brann employees. The remaining $5.3 million consists of the write-off of deferred license fees and the accrual of a liability expected to resolve outstanding litigation. Both the write-off of the deferred fees and the accrual of the liability were recorded due to changes in fact which resulted from the Company's Acquisitions.
  The Company recorded $34.0 million in acquisition and related costs during the first quarter of 1998 primarily related to the Acquisitions consummated during the first quarter of 1998. These costs consist of investment banking fees, other professional service fees, the expense associated with stock appreciation rights, tax payments and other contractual payments. In addition, this amount includes approximately $4.7 million for the costs of consolidating existing Company facilities and acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees.
(3) Represents the net losses of Bob Woolf Associates, Inc., which was spun off to stockholders of record of one of the Company's 1998 acquisitions on October 31, 1997. These losses represent $0.03 and $0.03 per diluted share for 1996 and 1997, respectively.
(4) An extraordinary item of $1.2 million ($0.02 per diluted share) was recorded in conjunction with the early redemption of subordinated debentures which were due to related parties. The extraordinary item is net of a $0.8 million tax benefit and consists of prepayment penalties and the write-off of unamortized discount and debt issuance costs.
(5) Prior to the Reorganization, the Company's principal operations were not subject to federal or state corporate income taxes. Similarly, prior to their respective acquisitions, certain of the U.S.-based acquirees were not subject to federal (except for one Massachusetts incorporated acquiree) or state income taxes. In addition, the Company's international subsidiaries are subject to different statutory income tax rates. Pro forma data are calculated as if the Company had been taxed similarly to a C corporation for all periods presented.
(6) The shares used in computing the per share amounts assume that the Reorganization and the Acquisitions had occurred at the beginning of each of the periods presented and reflect the issuance of additional shares as a result of the Company's public offerings, the impact of stock options, and certain share repurchases.
(7) Represents income from continuing operations adjusted to reflect (a) a provision for income taxes as if the Company had been taxed similarly to a C corporation for all periods presented, (b) the elimination of compensation to stockholders for amounts paid to managers of acquired companies prior to their merger with the Company which was in excess of amounts they will receive pursuant to employment contracts, (c) the elimination of the impact of nonrecurring acquisition and related costs, and (d) the elimination of ESOP related expenses incurred by the ESOP of an acquired company which will not be incurred in the future.
(8) Includes mandatorily redeemable preferred stock of $4.6 million, $4.6 million and $8.5 million at December 31, 1994, 1995 and 1996, respectively. The preferred stock did not carry voting rights unless dividends were in arrears, which did not occur, and was not convertible into common stock. Accordingly, the preferred stock was classified as long-term debt. This preferred stock was redeemed during 1997.
(9) Represents the balance necessary to satisfy the repurchase obligation associated with the Company's shares held by the ESOP of an acquired company which have been allocated to former employees of the acquired company whose employment had terminated prior to its merger with the Company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the Company's results of operations and of its liquidity and capital resources is based upon the Company's consolidated financial statements. The entities with which the Company has entered into mergers accounted for as poolings of interests for financial reporting purposes will be collectively referred to as the "Pooled Entities" and their mergers will be referred to herein as the "Acquisitions". The consolidated financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows of the Pooled Entities for all periods presented, giving effect to the Acquisitions as if they had occurred at the beginning of the earliest period presented. The following discussion should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements of the Company and related notes thereto included elsewhere in this Form 8-K.

OVERVIEW

  Since completing its initial public offering in September 1996, the Company has significantly expanded the range of marketing and sales services it is able to offer its clients. This expansion has been accomplished both by building and initiating new programs or service offerings and by acquiring businesses that offer complementary services. The Company's strategy is to facilitate the growth of its acquirees with improved sales and marketing resources and to integrate the sales and marketing efforts of its acquirees with those of the existing operating groups within the Company. The Company expects that the synergies created by its acquisitions will increase its opportunities and strengthen its customer relationships. The existing similarities among services and customers within the different operating groups facilitate the integration of the Company's service offerings. The service offerings of acquired companies have been combined with those previously offered by the Company to create four service groups: Medical Services; Media and Sampling Services; Communications Services; and Data Delivery Services. The Company provides complete marketing solutions for its clients by integrating these four types of services into sales and marketing programs. Throughout 1997 and the first quarter of 1998, the Company has completed acquisitions accounted for both as poolings of interests and as purchases. Those acquisitions which are either significant to the Company's financial results or which may provide significant future growth opportunities are discussed below.

  The Company established its Medical Services group in January 1997 in a merger transaction with a U.S. provider of pharmaceutical sales and marketing services. During 1997 and the first quarter of 1998, the Company issued 4,035,182 and 2,314,263 shares, respectively, in pooling of interests transactions with companies that provide medical services. These transactions include the acquisitions of MMD, Inc. ("MMD"), GEM Communications, Inc. ("GEM"), Rapid Deployment Group Limited ("RDL"), PharmFlex, Inc. ("PharmFlex"), Health Products Research, Inc. ("HPR") and Publimed Promotions, S.A. ("Publimed"). The Company also acquired Halliday Jones Sales Ltd. ("HJ") for approximately $19.4 million of cash and common stock in a purchase transaction in 1997, Healthcare Promotions, LLC ("HCP") for approximately $22.0 million of common stock and CLI Pharma S.A. ("CLI Pharma") for approximately $25.0 million of common stock in purchase transactions in the first quarter of 1998. MMD, RDL, HJ, PharmFlex, HCP, Publimed and CLI Pharma all market medical products for pharmaceutical companies utilizing field sales. As a result of the acquisitions of MMD, PharmFlex and HCP, the Medical Services group combines the services of over 2,360 account executives and managers in the U.S., and provides outsourced pharmaceutical sales and marketing services to some of the world's premier pharmaceutical companies. Together, HJ and RDL retain the services of over 730 account executives and managers, and provide outsourced pharmaceutical sales and marketing services to many leading pharmaceutical manufacturers. HJ and RDL operate primarily in the U.K., but also in Ireland and Hungary. Publimed and CLI Pharma both provide pharmaceutical sales and marketing services in France and utilize over 860 account executives and managers. GEM operates in the U.S. and provides communications and marketing services to the pharmaceutical industry, primarily educational marketing programs aimed at doctors, pharmacists and nurses. HPR provides strategic and tactical sales force market planning and evaluation services, including sales marketing resource allocation, sales force planning and the integration and evaluation of sales and marketing promotions to many leading pharmaceutical and medical device manufacturers.

  The Company expanded the reach of its Media and Sampling Services group through complementary acquisitions. During 1997 and the first quarter of 1998, the Company issued 3,032,414 and 30,344 shares, respectively, in pooling of interests transactions with companies that provide media and sampling services. These transactions include the acquisitions of Bounty Group Holdings ("Bounty") and Sampling Corporation of America ("SCA"). Bounty is a U.K.-based provider of targeted product sampling services and proprietary health-oriented publications to expectant mothers, new mothers and parents of toddlers in the U.K. and Ireland. SCA is a U.S. provider of targeted product sampling programs for packaged goods manufacturers with distribution channels that include over 180,000 locations and consist of primary and secondary schools, daycare/preschool centers, colleges and immigrant organizations.

  The Company increased the scope of services provided by the Communications Services group with the completion of strategic acquisitions. During 1997 and the first quarter of 1998, the Company issued 2,350,152 and 5,275,961 shares, respectively, in pooling of interests transactions with companies that provide communications services. These transactions include the acquisitions of Brann Holdings Limited ("Brann"), Blau Marketing Technologies, Inc. ("Blau") and Arnold Communications, Inc. ("Arnold"). Brann is a leading provider of complete marketing solutions in the U.K., and offers a full range of creative, telemarketing and database services to over 70 companies, government agencies and charitable organizations. Blau and Arnold provide marketing communications services in the U.S. Blau provides direct marketing services, including strategic consulting, creative services, program design and implementation, consumer database management, response tracking and analysis and production management to large national and international corporations in the financial services, technology, retail, telecommunications and utilities industries. Arnold is a full-service marketing communications firm that provides creative services, direct marketing, new media marketing, database management services and full-service public relations to a roster of recognized national and international corporations.

  The Company expanded its data delivery service capabilities and established its Data Delivery Services group in 1997 through its acquisition of American List Corporation ("American List"). The Company issued 5,032,322 shares in a pooling of interests transaction with American List. American List develops, maintains and markets some of the largest and most comprehensive databases of high school, college and pre-school through junior high school students in the U.S.

RESULTS OF OPERATIONS

  In the Medical Services group, revenues and associated costs on pharmaceutical detailing contracts are generally recognized when services have been performed by account executives. In the Media and Sampling Services group, revenues are recognized as services are rendered in accordance with the terms of the contracts. In the Communications Services group, net revenues are recognized when services are completed in accordance with the terms of the contracts. On certain contracts, revenues from field sales and teleservices are based on both the number of accepted customers and the type of services sold. Revenues related to such sales are recognized on the date that the application for service is accepted by the Company's clients. In the Data Delivery Services group, revenues are recognized upon shipment of lists to customers for a one-time usage.

  Cost of services consists of all costs specifically associated with client programs, such as salary, commissions and benefits paid to personnel, including senior management associated with specific service groups, inventory, payments to third-party vendors and systems and other support facilities specifically associated with client programs.

  Selling, general and administrative expenses consist primarily of costs associated with the Company's centralized staff functions, such as finance, accounting and human resources and personnel costs of senior management not specifically associated with any single service group.

  Compensation to stockholders consists of excess compensation paid to certain stockholders of the Partnership prior to the Reorganization and excess compensation paid to certain stockholders of acquired companies prior to their respective mergers with the Company. The amount by which the historical compensation of these stockholders exceeds that provided in their employment contracts with the Company has been classified as compensation to stockholders.

  ESOP expense is the compensation expense recorded when shares are committed to be released to ESOP participants. The amount of the expense is based on the current market price of the shares and will vary based upon the amount of debt repaid by the ESOP during the period.

  Acquisition and related costs consist primarily of investment banking fees, other professional service fees, certain tax payments and other contractual payments resulting from the consummation of the Company's pooling of interests transactions.

  The following sets forth, for the periods indicated, certain components of the Company's income statement data, including such data as a percentage of revenues. Pro forma net income includes a provision for income taxes as if all operations of the Company had been taxed similarly to a C corporation for all periods presented. Pro forma net income from continuing operations, excluding non-recurring items represents income from continuing operations adjusted to reflect a provision for income taxes as if the Company had been taxed similarly to a C corporation for all periods presented and the elimination of compensation to stockholders, ESOP expense and acquisition and related costs. Compensation to stockholders, ESOP expense and acquisition and related costs are considered to be nonrecurring by the Company, because the Company's current operations will not result in any compensation to stockholders, ESOP expense or acquisition and related costs in future periods.

                                                                                  FOR THE THREE MONTHS
                                FOR THE YEARS ENDED DECEMBER 31,                     ENDED MARCH 31,
                          -------------------------------------------------   ---------------------------------
                               1995             1996             1997              1997              1998
                          ---------------  ---------------  ---------------   ---------------   ---------------
                                                    (DOLLARS IN THOUSANDS)
Net revenues............  $334,090  100.0% $428,897  100.0% $520,040  100.0%  $118,583  100.0%  $146,853  100.0%
Operating expenses:
  Cost of services......   215,059   64.4   297,942   69.5   363,006   69.8     82,906   69.9     97,493   66.4
  Selling, general and
   administrative
   expenses.............    70,758   21.2    89,041   20.8   107,427   20.7     24,285   20.5     29,369   20.0
  Compensation to
   stockholders.........     9,439    2.8     7,363    1.7    13,623    2.6      1,427    1.2        --     --
  ESOP Expense..........     2,172    0.6     6,553    1.5     5,411    1.0      1,245    1.0        --     --
  Acquisition and
   related costs........       --     --        --     --     39,431   11.8     16,181   13.6     33,953   23.1
                          --------  -----  --------  -----  --------  -----   --------  -----   --------  -----
Income (loss) from
 operations.............    36,662   11.0    27,998    6.5    (8,858)  (1.7)    (7,461)  (6.3)   (13,962)  (9.5)
Interest income
 (expense), net.........    (1,654)  (0.5)   (2,400)  (0.5)     (391)   0.1       (249)  (0.2)       738    0.5
Income tax (provision)
 benefit................    (9,892)  (3.0)   (5,994)  (1.4)   (6,246)  (1.2)    (2,288)  (1.9)     2,346    1.6
                          --------  -----  --------  -----  --------  -----   --------  -----   --------  -----
Income (loss) before
 discontinued operations
 and extraordinary
 item...................    25,116    7.5    19,604    4.6    15,495    3.0     (9,998)  (8.4)%  (10,878)  (7.4)
Loss from discontinued
 operations.............       --     --     (1,498)  (0.4)   (1,507)  (0.3)      (558)  (0.5)       --     --
                          --------  -----  --------  -----  --------  -----   --------  -----   --------  -----
Extraordinary item......       --     --     (1,215)  (0.3)      --     --         --                --     --
                          --------  -----  --------  -----  --------  -----   --------  -----   --------  -----
  Net income (loss).....  $ 25,116    7.5% $ 16,891    3.9% $(17,002)  (3.3)% $(10,556)  (8.9)% $(10,878)  (7.4)%
                          ========  =====  ========  =====  ========  =====   ========  =====   ========  =====
  Pro forma net income
   (loss) from
   continuing options...  $ 21,220    6.4% $ 14,291    3.3% $(18,900)  (3.6)% $(10,556)  (8.9)% $(12,432)  (8.5)%
                          ========  =====  ========  =====  ========  =====   ========  =====   ========  =====
  Pro forma net income
   (loss)...............  $ 21,220    6.4% $ 12,181    2.8% $(19,800)  (3.8)% $(10,863)  (9.2)% $(12,432)  (8.5)%
                          ========  =====  ========  =====  ========  =====   ========  =====   ========  =====
  Pro forma net income
   from continuing
   operations, excluding
   non-recurring items..  $ 28,256    8.5% $ 22,061    5.1% $ 28,838    5.1%  $  6,519    5.5%  $ 12,852    8.8%
                          ========  =====  ========  =====  ========  =====   ========  =====   ========  =====

Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

  Revenues. Revenues increased $28.3 million, or 23.9%, from $118.6 million in the three months ended March 31, 1997 to $146.9 million in the three months ended March 31, 1998. The increase in revenues was due primarily to increased sales volumes in the Medical Services and Communications Services groups. The Medical Services and Communications Services groups experienced growth in the services provided to both new and existing customers, and this accounted for approximately $16.6 million and $10.9 million, respectively, of the increase in revenues.

  Cost of Services. Cost of services increased $14.6 million, or 17.6%, from $82.9 million in the three months ended March 31, 1997 to $97.5 million in the three months ended March 31, 1998. Cost of services as a percentage of revenues decreased from 69.9% in the three months ended March 31, 1997 to 66.4% in the three months ended March 31, 1998. The Company's management and client support personnel were able to support increased client services during the three months ended March 31, 1998, resulting in a decrease in cost of services as a percentage of revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $5.1 million, or 21.0%, from $24.3 million in the three months ended March 31, 1997 to $29.4 million in the three months ended March 31, 1998. Selling, general and administrative expenses as a percentage of revenues decreased from 20.5% in the three months ended March 31, 1997 to 20.0% in the three months ended March 31, 1998, reflecting a moderately increased corporate overhead expense being spread over a larger base of revenues.

  Compensation to Stockholders. No compensation to stockholders was recorded in the three months ended March 31, 1998. Compensation to stockholders was $1.4 million in the three months ended March 31, 1997 and reflects compensation paid to certain stockholders of acquired companies prior to their respective mergers with the Company that is in excess of the compensation provided for in their employment contracts with the Company. No compensation to stockholders is recorded subsequent to an acquisition by the Company.

  ESOP Expense. No ESOP expense was recorded in the three months ended March 31, 1998. ESOP expense was $1.2 million in the three months ended March 31, 1997. During 1997, all obligations of the ESOP were settled, and the Company does not expect to incur any ESOP expense in 1998 or any future periods. The employees of one of the acquired companies that previously participated in the ESOP will now participate in the Company's stock incentive plan.

  Acquisition and Related Costs. The Company recorded $16.2 million and $34.0 million in acquisition and related costs during the three months ended March 31, 1997 and 1998, respectively. The $16.2 million in acquisition costs recorded during the three months ended March 31, 1997 were costs directly related to the consummation of the Company's pooling of interests transactions completed during the three months ended March 31, 1997 and included approximately $9.1 million from the accelerated vesting of options held by employees at one of the acquirees in the U.K. The $34.0 million in acquisition and related costs recorded during the three months ended March 31, 1998 includes $29.3 million in costs directly related to the consummation of the Company's pooling of interests transactions completed during the three months ended March 31, 1998 and $4.7 million for the consolidation of certain acquired operations in the U.S. and the U.K. The charge consists of $2.3 million to consolidate and terminate lease obligations and to write off leasehold improvements at the office facilities of three acquired subsidiaries and $2.4 million in severance and related costs to terminate employment of certain management and administrative personnel at three acquired subsidiaries. In total, 66 employees will be terminated in the restructuring, ten of whom were laid off during the three months ended March 31, 1998.

  Interest Income (Expense), net. The Company recorded net interest expense of $0.2 million in the three months ended March 31, 1997 and net interest income of $0.7 million in the three months ended March 31, 1998. The net interest expense recorded during the three months ended March 31, 1997 consists primarily of interest on debt at acquired companies prior to their acquisition by the Company. The Company generally repays the debt of its acquirees. The net interest income recorded during the three months ended March 31, 1998 corresponds to the increase in funds available for investment. The Company's average cash balance in the first quarter of 1998 was greater than in the first quarter of 1997 due primarily to public stock offerings and stock option exercises.

  Income Tax (Provision) Benefit. The Company recorded a $2.3 million tax provision in the three months ended March 31, 1997 and a $2.3 million tax benefit in the three months ended March 31, 1998. A tax provision was recorded on the loss from continuing operations in the three months ended March 31, 1997 because of the nondeductibility of certain of the acquisition costs recorded in the period. A tax benefit was recorded on the loss from continuing operations in the three months ended March 31, 1998 due to the deductibility of the costs incurred during the period. The Company's effective tax rate for the three months ended March 31, 1997 and 1998 differs from the Federal statutory rate due primarily to the nondeductibility of certain nonrecurring acquisition costs, state income taxes, the tax status of certain of the Pooled Entities prior to their mergers with the Company and different statutory rates for the Company's international operations.

  Discontinued Operations. The loss from discontinued operations of $0.6 million in the three months ended March 31, 1997 consists of the loss from the sports management operations which were spun off from one of the Company's 1998 acquirees in October 1997.

  Pro Forma Net Income (Loss). The pro forma net loss increased $1.6 million, or 14.8%, from $10.8 million in the three months ended March 31, 1997 to $12.4 million in the three months ended March 31, 1998 due primarily to the increase in acquisition and related costs offset by the Company's overall growth and improved gross margins. Pro forma income from continuing operations and excluding nonrecurring costs increased $6.4 million, or 98.5%, from $6.5 million in the three months ended March 31, 1997 to $12.9 million in the three months ended March 31, 1998. Pro forma diluted net income per share from continuing operations and excluding nonrecurring costs increased $0.10, or 91.0%, from $0.11 for the three months ended March 31, 1997 to $0.21 for the three months ended March 31, 1998. The increase in pro forma income from continuing operations and excluding nonrecurring costs is due primarily to the growth in revenues and the improved gross margins.

1997 Compared to 1996

  Revenues. Revenues increased $91.1 million, or 21.2%, from $428.9 million in 1996 to $520.0 million in 1997. The increase in revenues was due principally to increased sales volumes in the Medical Services, Media and Sampling Services and Communications Services groups. The Medical Services and Communications Services groups experienced growth in the services provided to both new and existing customers, and this accounted for approximately $44.0 million and $27.7 million, respectively, of the increase in revenues. Revenues in the Media and Sampling Services group increased primarily due to additional sampling programs offered in 1997.

  Cost of Services. Cost of services increased $65.1 million, or 21.9%, from $297.9 million in 1996 to $363.0 million in 1997. Cost of services, as a percentage of revenues, was 69.5% in 1996 and 69.8% in 1997. The increase in cost of services is consistent with the Company's growth and the increase in services provided.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $18.4 million, or 20.7%, from $89.0 million in 1996 to $107.4 million in 1997. Selling, general and administrative expenses, as a percentage of revenues, was 20.8% in 1996 and 20.7% in 1997. The increase in selling, general and administrative expenses is consistent with the Company's growth and expanded operations.

  Compensation to Stockholders. Compensation to stockholders increased $6.2 million, or 83.8%, from $7.4 million in 1996 to $13.6 million in 1997. Certain stockholders of the acquired companies received annual compensation in their role as managers in excess of amounts which they will receive pursuant to employment agreements they have entered into with the Company. The amount by which the historical compensation paid to these managers exceeds the amount provided for in their respective employment contracts with the Company has been classified as compensation to stockholders. No compensation to stockholders is recorded subsequent to an acquisition by the Company.

  ESOP Expense. ESOP expense decreased $1.2 million or 18.2% , from $6.6 million in 1996 to $5.4 million in 1997. ESOP expense represents the fair value of shares released to ESOP participants during the period. During 1997, all outstanding debt of the ESOP was repaid, and the Company will not record ESOP expense in future periods.

  Acquisition Costs. The Company recorded $39.4 million in nonrecurring acquisition and related costs during 1997. Of the $39.4 million, $34.1 million are costs directly related to the consummation of the Company's Acquisitions. These costs include primarily investment banking fees, other professional service fees, certain U.K. excise and transfer taxes, as well as a non-cash charge of approximately $9.1 million related to the accelerated vesting of the options held by Brann employees. The remaining $5.3 million consists of the write-off of deferred license fees and the accrual of a liability expected to resolve outstanding litigation. Both the write-off of the deferred fees and the accrual of the liability were recorded due to changes in fact which resulted from the Company's Acquisitions.

  Interest Income (Expense), Net. The Company recorded net interest expense of $2.4 million in 1996 and $0.4 million in 1997. Net interest expense in 1996 consists primarily of the interest expense on the debt incurred by Brann in connection with its purchase of Brann Limited at the end of January 1994 and on the debt incurred by Bounty in connection with its purchase of Bounty Limited at the end of August 1995. Net interest expense of

$0.4 million in 1997 consists primarily of the interest income earned on the proceeds from the Company's equity offerings offset by interest expense paid on Brann, Bounty, RDL and Blau debt. The Company generally repays the debt of its acquirees, so the debt of Brann and Bounty was outstanding for only a portion of 1997. The RDL debt was issued during 1996 and was repaid late in 1997 at the time of its acquisition by the Company. Blau increased its borrowings in 1997 to make leasehold improvements.

  Income Tax (Provision) Benefit. The Company recorded a $6.2 million tax provision in 1997, consisting of a $10.5 million provision for the income from recurring operations and a $4.3 million benefit from the $39.4 million of nonrecurring acquisition costs. The Company's effective tax rate for the year ended December 31, 1997 differs from the Federal statutory rate due primarily to the nondeductibility of certain of the acquisition costs and state income taxes. Pro forma net income discussed below includes a provision for income taxes as if all operations of the Company had been taxed as a C corporation for the years ended December 31, 1996 and 1997.

  Discontinued Operations. In October 1997, the Board of Directors of one of the Company's 1998 acquirees approved the spin-off of its sports management operations which were carried on by one of its wholly owned subsidiaries, Bob Woolf Associates, Inc. ("BWA"). The acquiree purchased BWA in May 1996. The spin-off was executed in the form of a dividend to the acquiree's stockholders of record on October 31, 1997, whereby each stockholder received one share of BWA for each share of the acquiree's common stock owned.

  Pro Forma Net Income (Loss). Pro forma net income (loss) decreased $32.0 million, or 262%, from net income of $12.2 million in 1996 to a net loss of $19.8 million in 1997, due primarily to the $39.4 million in nonrecurring acquisition costs. Pro forma net income from continuing operations and excluding nonrecurring costs increased $6.7 million, or 30%, from $22.1 million in 1996 to $28.8 million in 1997 due primarily to the overall growth in revenues and containment of costs. The increases in cost of services and selling, general and administrative expenses were consistent with the growth in revenues.

1996 Compared to 1995

  Revenues. Revenues increased $94.8 million, or 28.4%, from $334.1 million in 1995 to $428.9 million in 1996. The increase in revenues was principally due to increased sales volumes in the Medical Services, Media and Sampling Services and Communications Services groups. Approximately $20.9 million and $61.1 million of the increase is attributable to the growth in the Medical Services and Communications Services groups, respectively. The increase in revenues and sales volumes in the Medical Services and Communications Services groups corresponds with the increase during 1995 and 1996 in the number of sales offices and the number of field, teleservices and account representatives. Revenues in the Media and Sampling Services group increased mainly due to Bounty's sampling programs which began in August 1995 when Bounty acquired all of the outstanding common stock of Bounty Limited in a purchase transaction.

  Cost of Services. Cost of services increased $82.9 million, or 38.5%, from $215.1 million in 1995 to $297.9 million in 1996. Cost of services as a percentage of revenues increased from 64.4% to 69.5% due primarily to an increase in personnel costs. Additional management and client support personnel were employed to handle the continued growth and expanded operations throughout the Company. The number of managers and ratio of managers to field, teleservices and account representatives increased to further improve the quality and oversight of the services provided. Additional recruiting costs were incurred during 1996 to attract the additional management and client support personnel.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $18.2 million, or 25.7%, from $70.8 million in 1995 to $89.0 million in 1996. Selling, general and administrative expense as a percentage of revenues decreased from 21.2% in 1995 to 20.8% in 1996, reflecting the increased corporate overhead expense being spread over a larger base of revenues.

  Compensation to Stockholders. Compensation to stockholders decreased $2.0 million, or 21.3%, from $9.4 million in 1995 to $7.4 million in 1996. Compensation to stockholders decreased approximately $4.4 million because less compensation was paid to SMS stockholders after the Reorganization. Prior to the Reorganization, the Company's operations were conducted by the Partnership. SMS, the general partner of the Partnership, paid compensation to certain officers and employees of the Partnership for services performed for SMS. The compensation from SMS was in addition to the compensation that these individuals received from the Partnership. These individuals were stockholders in both the Partnership and SMS. The decrease in the compensation paid to SMS stockholders is offset by variations in the compensation paid to stockholders of privately-held corporations prior to their respective mergers with the Company which results in a net decrease of $2.0 million.

  Interest Income (Expense), Net. Net interest expense increased $0.7 million, from $1.7 million in 1995 to $2.4 million in 1996. A $1.4 million increase in interest expense was offset by a $0.7 increase in interest income. Interest expense increased mainly due to the increase in interest expense on the debt incurred by Bounty in connection with its purchase of Bounty Limited at the end of August 1995. Bounty incurred interest expense for only four months in 1995, but for all twelve months in 1996. Interest income increased in 1996 due to an increase in the balance of funds available for investment, primarily the proceeds from the initial public offering in September 1996.

  Income Tax (Provision) Benefit. The income tax provision of $6.0 million in 1996 reflects the actual income tax provisions of the previously separate companies before their respective acquisitions by the Company. Not all of the entities acquired were subject to income taxes prior to their respective acquisitions by the Company. Pro forma net income discussed below includes a provision for income taxes, as if all operations of the Company had been taxed similarly to a C corporation in both 1995 and 1996. For the period from January 1, 1996 until the Reorganization on September 24, 1996, the Company had elected to be treated for federal and certain state income tax purposes as an S corporation, and therefore, the stockholders of the Company were taxed on their proportionate share of the Company's taxable income, and the Company did not have an obligation to pay income taxes. Similarly, prior to their respective acquisition, certain of the U.S.-based acquirees were also taxed as S corporations prior to their respective mergers with the Company.

  Extraordinary Item. In October 1996, the Company redeemed in full the subordinated debentures and recorded an extraordinary loss of $1.2 million, net of income taxes. The extraordinary loss consists of prepayment penalties and the write-off of unamortized discount and debt issuance costs.

  Pro Forma Net Income. Pro forma net income decreased $9.0 million, or 42.5%, from $21.2 million in 1995 to $12.2 million in 1996 due primarily to the increase in cost of services as a percentage of revenues.


LIQUIDITY AND CAPITAL RESOURCES

  At March 31, 1998, the Company had $62.5 million in cash and equivalents. Cash and equivalents decreased $19.4 million during the three months ended March 31, 1998, due to the $11.2 million used in operating activities, the $7.7 million used in investing activities, the $0.4 million used in financing activities and the $0.1 million effect of exchange rate changes. The Company's operations used $11.2 million in cash during the three months ended March 31, 1998 due primarily to the $34.0 million in nonrecurring acquisition and related costs. The $7.7 million of cash used in investing activities includes $10.1 million for the purchase of property, equipment and intangibles offset by the $2.4 million in cash received from the purchase of subsidiaries, the sales of marketable securities and repayment of advances. The $0.4 million of cash used in financing activities includes $2.2 million in cash paid for dividends to stockholders of acquired companies prior to their respective acquisitions by the Company, $2.1 million in payments for the acquisition of treasury stock and $10.4 million in repayments of debt and other obligations offset by $7.2 million in cash received from the exercise of options and $7.1 million from the issuance of common stock and debt.

  The Company's recurring operations (excluding compensation to stockholders, ESOP expense and acquisition and related costs) have provided positive cash flows in the three months ended March 31, 1998 and in each of the three years ended December 31, 1997.

  The Company experienced significant growth during 1997 and during the three months ended March 31, 1998 and expects to continue to grow through both internal expansion and complementary acquisitions. The Company believes that its current balance of cash and equivalents will be sufficient to fund its current operations and planned capital expenditures. To the extent that the consideration paid for future acquisitions does not include securities of the Company, acquisitions will initially be financed using excess cash and equivalents, but depending on the amount necessary to complete an acquisition, additional financing may be required. On April 24, 1998, the Company filed a registration statement with respect to the sale of approximately 600,000 shares of common stock by the Company and approximately 7,650,000 shares of common stock by selling stockholders.

  The Company is undergoing an assessment of its current systems and equipment and is in the process of making the modifications necessary to address the issues presented by the Year 2000 issue. The Company expects to incur no more than $3.0 million in capital expenditures in 1998 with respect to system upgrades which are designed in part to address specific Year 2000 requirements. To the extent that additional acquisitions are consummated, the Company will need to evaluate how the Year 2000 will impact its future acquirees.

  The Company is subject to the impact of foreign currency fluctuations, specifically that of the British pound and French franc. To date, changes in the British pound and French franc exchange rates have not had a material impact on the Company's liquidity or results of operations. The Company continually evaluates its exposure to exchange rate risk but does not currently hedge such risk.

NEW ACCOUNTING PRONOUNCEMENTS

  The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") during the three months ended March 31, 1998. Comprehensive income includes net income and all other nonowner changes in equity in a period. The Company's comprehensive loss of $10.1 million for the three months ended March 31, 1998 consists of its net loss, foreign currency translation adjustment and unrealized gain on marketable securities.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
SNYDER COMMUNICATIONS, INC.
CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Balance Sheet as of December 31, 1997 and March 31,
 1998 (Unaudited).........................................................   14
Unaudited Condensed Consolidated Statement of Income for the three months
 ended March 31, 1997 and 1998 ...........................................   15
Unaudited Condensed Consolidated Statement of Cash Flows for the three
 months ended March 31, 1997 and 1998.....................................   16
Unaudited Condensed Consolidated Statement of Equity for the three months
 ended March 31, 1998.....................................................   17
Notes to Unaudited Condensed Consolidated Financial Statements............   18
Report of Independent Public Accountants..................................   22
Consolidated Balance Sheet as of December 31, 1996 and 1997...............   23
Consolidated Statement of Income, including unaudited pro forma data, for
 the years ended December 31, 1995, 1996 and 1997.........................   24
Consolidated Statement of Equity for the years ended December 31, 1995,
 1996 and 1997............................................................   25
Consolidated Statement of Cash Flows for the years ended December 31,
 1995, 1996 and 1997......................................................   26
Notes to Consolidated Financial Statements................................   27
BRANN HOLDINGS LIMITED
Report of Independent Accountants.........................................   51
AMERICAN LIST CORPORATION
Report of Independent Certified Public Accountants........................   52

                          SNYDER COMMUNICATIONS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                                                          DECEMBER 31, MARCH 31,
                                                              1997       1998
                                                          ------------ ---------
                                                              (IN THOUSANDS)
                         ASSETS
Current assets:
  Cash and equivalents..................................    $ 81,915   $ 62,517
  Marketable securities.................................       2,127      2,042
  Accounts receivable, net of allowance for doubtful
   accounts of $6,769 and $7,398 at December 31, 1997
   and March 31, 1998, respectively.....................     157,743    198,901
  Unbilled services.....................................      19,365     12,974
  Other current assets..................................      30,259     22,448
                                                            --------   --------
    Total current assets................................     291,409    298,882
                                                            --------   --------
Property and equipment, net.............................      42,202     50,738
Goodwill and other intangible assets, net...............      68,943    118,014
Deferred tax asset......................................         --      49,944
Deposits and other assets...............................       8,148      7,101
                                                            --------   --------
    Total assets........................................    $410,702   $524,679
                                                            ========   ========
                 LIABILITIES AND EQUITY
Current liabilities:
  Lines of credit.......................................    $  7,427   $  2,523
  Current maturities of long-term debt..................       2,086      3,527
  Accrued payroll.......................................      17,163     24,761
  Accounts payable......................................      97,404    119,763
  Accrued expenses......................................      85,511     88,923
  Client advances.......................................      12,045      5,528
  Unearned revenue......................................      21,770     18,352
                                                            --------   --------
    Total current liabilities...........................     243,406    263,377
                                                            --------   --------
Related party borrowings, net of current maturities.....       4,753      3,743
Long-term obligations under capital leases..............       1,751      1,791
Long-term debt, net of current maturities...............       3,935      3,876
Other liabilities.......................................       6,997      3,155
Commitments and contingencies
Redeemable ESOP stock, 147 shares outstanding as of
 December 31, 1997 and
 March 31, 1998, respectively...........................       5,278      6,891
Equity:
Preferred stock, $.001 par value per share, 5,000 shares
 authorized, none issued and outstanding at December 31,
 1997 and March 31, 1998, respectively..................         --         --
Common stock, $.001 par value per share, 120,000 shares
 authorized, 60,470 and 62,266 shares issued and
 outstanding at December 31, 1997 and March 31, 1998,
 respectively...........................................          60         62
Additional paid-in capital..............................     152,086    266,293
Treasury stock, at cost, 1,059 and 1,096 shares at
 December 31, 1997 and March 31, 1998, respectively.....      (5,473)    (7,575)
Accumulated other comprehensive income..................         477      1,275
Retained deficit........................................      (2,568)   (18,209)
                                                            --------   --------
    Total equity........................................     144,582    241,846
                                                            --------   --------
    Total liabilities and equity........................    $410,702   $524,679
                                                            ========   ========

   The accompanying notes are an integral part of this condensed consolidated balance sheet.

                          SNYDER COMMUNICATIONS, INC.

                   CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                  (UNAUDITED)

                                                        FOR THE THREE MONTHS
                                                           ENDED MARCH 31,
                                                        ----------------------
                                                           1997        1998
                                                        ----------  ----------
                                                        (IN THOUSANDS EXCEPT
                                                           PER SHARE DATA)
Revenues............................................... $  118,583  $  146,853
Operating expenses:
  Cost of services.....................................     82,906      97,493
  Selling, general, and administrative expenses........     24,285      29,369
  Compensation to stockholders.........................      1,427         --
  ESOP expense.........................................      1,245         --
  Acquisition and related costs........................     16,181      33,953
                                                        ----------  ----------
Loss from operations...................................     (7,461)    (13,962)
Interest income (expense), net.........................       (249)        738
                                                        ----------  ----------
Loss from continuing operations before income taxes....     (7,710)    (13,224)
Income tax (provision) benefit.........................     (2,288)      2,346
                                                        ----------  ----------
Loss from continuing operations........................     (9,998)    (10,878)
Loss from discontinued operations......................       (558)        --
                                                        ----------  ----------
  Net loss............................................. $  (10,556) $  (10,878)
                                                        ==========  ==========
Historical net loss per share:
 Basic net loss per share
  Loss from continuing operations...................... $    (0.18) $    (0.18)
                                                        ==========  ==========
  Net loss............................................. $    (0.19) $    (0.18)
                                                        ==========  ==========
 Diluted net loss per share
  Loss from continuing operations...................... $    (0.18) $    (0.18)
                                                        ==========  ==========
  Net loss............................................. $    (0.19) $    (0.18)
                                                        ==========  ==========
Pro forma net loss per share (Note 4):
 Basic net loss per share
  Loss from continuing operations...................... $    (0.19) $    (0.21)
                                                        ==========  ==========
  Net loss............................................. $    (0.20) $    (0.21)
                                                        ==========  ==========
Diluted net loss per share
  Loss from continuing operations...................... $    (0.19) $    (0.21)
                                                        ==========  ==========
  Net loss............................................. $    (0.20) $    (0.21)
                                                        ==========  ==========

   The accompanying notes are an integral part of this condensed consolidated financial statement.

                          SNYDER COMMUNICATIONS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)

                                                                FOR THE
                                                             THREE MONTHS
                                                            ENDED MARCH 31,
                                                           ------------------
                                                             1997      1998
                                                           --------  --------
                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.................................................. $(10,556) $(10,878)
Adjustments to reconcile net loss to net cash provided by
 operating activities:
 Depreciation and amortization............................    3,008     4,081
 Noncash charge from accelerated vesting of Brann
  Holdings options........................................    9,097       --
 Noncash ESOP expense.....................................    1,293       --
 Loss on disposal of assets...............................       63        67
 Other noncash amounts....................................    1,372    (6,803)
Changes in assets and liabilities:
 Accounts receivable, net.................................  (10,211)  (23,023)
 Unbilled services........................................   (2,842)    7,326
 Deposits and other assets................................      886       274
 Other current assets.....................................      202     1,466
 Accrued payroll, accounts payable and accrued expenses...    5,903    29,709
 Unearned revenue.........................................   (3,062)   (5,472)
 Client advances..........................................      667    (7,959)
 Impact from differing fiscal year ends...................   (2,761)      --
                                                           --------  --------
   Net cash used in operating activities..................   (6,941)  (11,212)
                                                           --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of subsidiaries, net of cash acquired............   (4,398)    1,884
Purchase of property and equipment........................   (7,007)   (9,424)
Proceeds from sale of equipment...........................      126       --
Net sales of marketable securities........................      235       243
Purchase of intangible assets.............................   (3,694)     (702)
Note and net advances to stockholders.....................     (134)      276
Impact from differing fiscal year ends....................     (446)      --
                                                           --------  --------
   Net cash used in investing activities..................  (15,318)   (7,723)
                                                           --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term notes payable to limited partners
 and others...............................................   (1,830)      --
Proceeds from issuance of subordinated debentures due to
 related parties..........................................    6,115       245
Distributions and dividends...............................   (4,211)   (2,175)
Acquisition of treasury stock.............................   (1,590)   (2,097)
Repayment of long-term debt...............................      --     (5,617)
Redemption of mandatorily redeemable preferred stock......   (5,110)      --
Net borrowings (repayments) on line of credit.............      577    (4,246)
Payments on capital lease obligations.....................     (390)     (518)
Proceeds from exercise of options.........................    5,957     7,172
Proceeds from issuance of common stock....................      105     6,874
Impact from differing fiscal year ends....................    3,704       --
                                                           --------  --------
   Net cash provided by (used in) financing activities....    3,327      (362)
Effect of exchange rate changes...........................      561      (101)
                                                           --------  --------
Net decrease in cash and equivalents......................  (18,371)  (19,398)
Cash and equivalents, beginning of period.................   70,916    81,915
                                                           --------  --------
Cash and equivalents, end of period....................... $ 52,545   $62,517
                                                           ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest including dividends on mandatorily
 redeemable preferred stock...............................      229       280
Cash paid for income taxes................................      215     2,171
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Equipment purchased under capital leases..................      437       201
Distribution of non-operating assets by a subsidiary......      --        947
Issuance of shares of common stock for purchase of
 subsidiaries.............................................      --     50,496
Issuance of common stock related to stock appreciation
 rights...................................................      --      3,484

   The accompanying notes are an integral part of this condensed consolidated statement of cash flows.

                          SNYDER COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENT OF EQUITY FOR THE THREE MONTHS ENDED MARCH 31,
                                      1998

                                  (UNAUDITED)

                                     COMMON                                  ACCUMULATED
                            COMMON   STOCK  ADDITIONAL RETAINED                 OTHER
                            STOCK     PAR    PAID-IN   EARNINGS   TREASURY  COMPREHENSIVE           COMPREHENSIVE
                            SHARES   VALUE   CAPITAL   (DEFICIT)   STOCK       INCOME      TOTAL       INCOME
                          ---------- ------ ---------- ---------  --------  ------------- --------  -------------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance, December 31,
 1997, as previously
 restated for poolings..  60,470,000  $60    $152,086  $ (2,568)  $(5,473)     $  477     $144,582    $    --
 Distributions and
  dividends.............         --   --          --     (3,149)      --          --        (3,149)        --
 Exercise of stock
  options and subsidiary
  stock appreciation
  rights................     386,000  --       12,517       --         20         --        12,537         --
 Issuance of shares for
  purchase of
  subsidiaries..........   1,211,000    2      50,383       --        --          --        50,385         --
 Reissuance of treasury
  stock by subsidiary
  prior to Merger with
  SCI...................     199,000  --        6,873       --        --          --         6,873         --
 Foreign currency
  translation
  adjustment............         --   --          --        --        --          739          739         739
 Unrealized gain on
  marketable
  securities............         --   --          --        --        --           59           59          59
 Purchases and
  retirement of treasury
  stock.................         --   --           86       --     (2,122)        --        (2,036)        --
 Reclassification of
  redeemable ESOP
  stock.................         --   --          --     (1,613)      --          --        (1,613)        --
 Tax benefit from
  taxable merger
  transaction...........         --   --       44,348       --        --          --        44,348         --
 Net loss...............         --   --          --    (10,879)      --          --       (10,879)    (10,879)
                                                                                                      --------
 Comprehensive loss.....         --   --          --        --        --          --           --     $(10,081)
                          ----------  ---    --------  --------   -------      ------     --------    ========
Balance, March 31,
 1998...................  62,266,000  $62    $266,293  $(18,209)  $(7,575)     $1,275     $241,846         --
                          ==========  ===    ========  ========   =======      ======     ========


   The accompanying notes are an integral part of this condensed consolidated statement of equity.

                          SNYDER COMMUNICATIONS, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                MARCH 31, 1998
                                  (UNAUDITED)

1. ORGANIZATION, BASIS OF PRESENTATION AND BUSINESS:

  On October 19, 1988, Collegiate Marketing and Communications, Inc., a Delaware corporation (the "General Partner"), and a Delaware limited partnership beneficially owned by Mortimer B. Zuckerman and Fred Drasner (the "Original Limited Partner") entered into a partnership agreement (the "Partnership Agreement") pursuant to the provisions of the Delaware Act, under the name Collegiate Marketing and Communications, L.P. (the "Partnership"). On September 1, 1989, the name of the Partnership was changed to Snyder Communications, L.P., and the name of the General Partner was changed to Snyder Communications, Inc. On May 18, 1995, the Partnership Agreement was amended to admit several new limited partners into the Partnership. On June 25, 1996, the name of the General Partner was changed to Snyder Marketing Services, Inc. ("SMS").

  Snyder Communications, Inc., a Delaware corporation, was incorporated on June 25, 1996, to continue the business operations of the Partnership. Snyder Communications, Inc., in conjunction with all of the existing partners in the Partnership, reorganized on September 24, 1996 (the "Reorganization"), upon the effectiveness of the initial public offering of its common stock. After consummation of the Reorganization, Snyder Communications, Inc. owned 100 percent of the stock of SMS and, directly and indirectly (through its ownership of SMS), 100 percent of the interests in the Partnership (the consolidated entity will be referred to herein as "SCI" or "Snyder Communications").

  During the first quarter of 1998, SCI issued 7,620,568 shares in pooling of interests transactions (the "1998 Mergers"). The transactions include the acquisitions of Health Products Research, Inc. ("HPR"), Publimed Promotions S.A. ("Publimed"), Blau Marketing Technologies, Inc. ("Blau") and Arnold Communications, Inc. ("Arnold"). HPR and Publimed both provide sales and marketing services to the pharmaceutical industry. HPR operates primarily in the U.S. and provides strategic and tactical sales force market planning and evaluation services to leading pharmaceutical and medical device manufacturers. Publimed markets medical products for pharmaceutical companies in France utilizing field sales. Blau's operations are conducted throughout the U.S. and consist primarily of strategic consulting, creative services, program design and implementation, consumer database management, response tracking and analysis, interactive services and production management. Arnold's operations are also conducted throughout the U.S. , and they include creative services, direct marketing, new media marketing, database management services and full-service public relations for its clients.

  The accompanying condensed consolidated financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows of the 1998 Mergers, giving effect to these acquisitions as if they had occurred at the beginning of the earliest period presented (the combined entity will be referred to herein as the "Company"). The condensed consolidated balance sheet for all periods presented gives effect to the conversion of the 1998 Mergers common stock to 7,620,568 shares of SCI common stock. Certain amounts previously presented have been reclassified to conform to the March 31, 1998 presentation.

  Snyder Communications provides fully integrated outsourced marketing solutions. The Company identifies high value market segments; designs and implements marketing programs to reach them; initiates and closes sales on behalf of its clients; and provides customer care, retention and loyalty marketing services. The Company's resources include proprietary databases of targeted customers and small businesses; database management services; pharmaceutical detailing services; pharmaceutical consulting; medical education communications; proprietary product sampling programs and publications; sponsored information displays in proprietary locations; marketing program consultants; creative services; field sales and marketing representatives; customer service representatives; and direct mail and fulfillment capabilities. The Company's operations are conducted throughout the United States, the United Kingdom ("U.K."), France, Ireland and Hungary.

                          SNYDER COMMUNICATIONS, INC.

  The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. As a result, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes that the disclosures made are adequate to make the information presented not misleading. The condensed consolidated financial statements reflect all adjustments (consisting of only normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company as of March 31, 1998 and for the three months ended March 31, 1997 and 1998. Operating results for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. The unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and footnotes thereto included elsewhere in this Prospectus.

2. BUSINESS COMBINATIONS

  The following details revenues and net income (loss) for each of the three months ended March 31, 1997 and 1998 of SCI and all entities acquired by SCI through pooling of interests combinations ("Pooled Entities") through the dates of their respective mergers. The SCI amounts include the financial results of the original operations of SCI for the entire period and the financial results of the Pooled Entities for the period subsequent to the dates of their respective mergers.

                                                               THREE MONTHS
                                                             ENDED MARCH 31,
                                                            -------------------
                                                              1997       1998
                                                            ---------  --------
                                                              (IN THOUSANDS)
   Revenues:
     SCI................................................... $  33,085  $107,049
     Pooled Entities.......................................    85,498    39,804
                                                            ---------  --------
                                                             $118,583  $146,853
                                                            =========  ========
   Net Income (Loss):
     SCI................................................... $ (12,484) $ (1,428)
     Pooled Entities.......................................     1,928    (9,450)
                                                            ---------  --------
                                                            $ (10,556) $(10,878)
                                                            =========  ========

  During the first quarter of 1998 SCI acquired CLI Pharma (March 25, 1998) and HealthCare Promotions ("HCP") (February 13, 1998) in transactions which have been accounted for as purchase business combinations. The total consideration paid for first quarter 1998 purchase business combinations was approximately $50.5 million consisting of 1,261,000 shares of SCI common stock and $5 million in cash. Based upon a preliminary allocation of purchase consideration, these purchase business combinations have resulted in additional goodwill of approximately $48.8 million.

                          SNYDER COMMUNICATIONS, INC.

  The following table presents pro forma financial information as if the Company's 1997 purchase of Halliday Jones Sales Ltd. and its 1998 purchase business combinations had been consummated at the beginning of each of the periods presented and all of the Company's operations had been taxed similarly to a C corporation (in thousands):

                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
                                                                (UNAUDITED)
   Pro Forma Revenues....................................... $135,463  $157,644
   Pro Forma Loss from Continuing Operations................   (9,807)  (10,393)
   Pro Forma Net Loss.......................................  (10,365)  (10,393)
   Pro Forma Basic Net Loss Per Share.......................    (0.18)    (0.17)
   Pro Forma Diluted Net Loss Per Share.....................    (0.18)    (0.17)

3. ACQUISITION AND RELATED COSTS:

  During the three months ended March 31, 1998, SCI recorded $34.0 million in non-recurring acquisition and related costs. These costs are primarily related to the consummation of the 1998 Mergers and consist of investment banking fees, expenses associated with stock appreciation rights, other professional service fees, tax payments and other contractual payments. In addition, this amount includes a charge of approximately $4.7 million for costs necessary to implement the Company's first quarter 1998 consolidation of certain U.S. and U.K. operations. The charge consists of approximately $2.3 million to consolidate and terminate lease obligations and write off leasehold improvements at the office facilities of three acquired subsidiaries and $2.4 million in severance and related costs to terminate the employment of 66 management and administrative personnel at the acquired subsidiaries. As of March 31, 1998, ten employees had terminated employment with the Company while $0.5 million in severance and related costs had been charged against the liability.

4. INCOME TAXES:

  The Company's effective tax rate for the three months ended March 31, 1997 and 1998 differs from the federal statutory rate due primarily to the nondeductibility of certain non-recurring acquisition costs, state income taxes, the different tax status of certain of the Pooled Entities prior to their merger with SCI and different statutory rates for the Company's international operations.

5. PRO FORMA INCOME DATA:

  The pro forma net loss per share amounts include a provision for federal and state income taxes as if the Company had been a taxable C corporation for all periods presented. The pro forma income tax rate reflects the combined federal and state income taxes of approximately 41.5 percent and 38.0 percent for the three months ended March 31, 1997 and 1998. These tax provisions exceed the Company's statutory rate due to the recognition of certain acquisition and related costs which are not deductible for income tax purposes.

                          SNYDER COMMUNICATIONS, INC.

  The table below presents this pro forma calculation of net loss (in thousands):

                                                             FOR THE THREE
                                                             MONTHS ENDED
                                                               MARCH 31,
                                                           ------------------
                                                             1997      1998
                                                           --------  --------
Pro forma net loss data (unaudited):
Historical loss from continuing operations before income
 taxes.................................................... $ (7,710) $(13,224)
Pro forma benefit (provisions) for income taxes...........   (2,846)      792
                                                           --------  --------
Pro forma loss from continuing operations.................  (10,556)  (12,432)
Loss from discontinued operations, less applicable pro
 forma income taxes.......................................     (307)      --
                                                           --------  --------
Pro forma net loss........................................ $(10,863) $(12,432)
                                                           ========  ========

6. NEW ACCOUNTING PRONOUNCEMENTS:

  The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," ("SFAS 130"), during the first quarter of 1998. SFAS 130 requires companies to report as comprehensive income all changes in equity during a period, except those resulting from investments and distributions to owners, in financial statements for the period in which they are recognized. Included within accumulated other comprehensive income are the cumulative amounts for foreign currency translation adjustments and unrealized gains and losses on marketable securities. The cumulative foreign currency translation adjustment was $1,152,000 and $413,000 as of March 31, 1998 and December 31, 1997, respectively. The cumulative gain on marketable securities was $123,000 and $64,000 as of March 31, 1998 and December 31, 1997,
respectively.

7. TAX BENEFIT FROM TAXABLE MERGER TRANSACTION:

  SCI will receive a future tax benefit arising from the tax treatment of its first quarter 1998 merger with Arnold Communications, Inc. In accordance with generally accepted accounting principles, because the merger has been accounted for as a pooling of interests, the net estimated future tax benefit of approximately $44.4 million is reflected as a deferred tax asset in the accompanying condensed consolidated balance sheet at March 31, 1998 with the offsetting credit made to additional paid-in-capital.

8. NET INCOME PER SHARE:

  A reconciliation of the shares used to compute basic and diluted earnings per share follows. For each of the periods presented, the same net income used to compute basic earnings per share was used to compute diluted earnings per share.

                                                          FOR THE THREE MONTHS
                                                             ENDED MARCH 31,
                                                          --------------------
                                                             1997       1998
                                                          ---------- ----------
                                                             (IN THOUSANDS)
      Weighted average shares outstanding for the period
       used in computation of basic net income per
       share.............................................     55,413     60,135
      Diluted impact of stock options....................        --         --
                                                          ---------- ----------
      Shares used in computation of diluted net income
       per share.........................................     55,413     60,135

  For the three months ended March 31, 1997 and 1998, there existed weighted average common stock equivalents of 1,407,095 and 2,030,944, respectively, which are not included in the calculation of diluted net income per share because they were antidilutive for the periods.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Snyder Communications, Inc.:

  We have audited the accompanying consolidated balance sheet of Snyder Communications, Inc. and subsidiaries (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of income, equity, and cash flows for each of the years in the three year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the 1995 and 1996 financial statements of American List Corporation or Brann Holdings Limited included in the consolidated financial statements of the Company, which statements reflect total assets constituting 17 percent of the related consolidated total as of December 31, 1996, and revenues constituting 19 percent and 15 percent of the related consolidated totals in 1995 and 1996, respectively. These statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for American List Corporation or Brann Holdings Limited, is based solely upon the reports of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

  In our opinion, based upon our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Snyder Communications, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Washington, D.C.
April 15, 1998

                          SNYDER COMMUNICATIONS, INC.

                           CONSOLIDATED BALANCE SHEET

                                    (NOTE 1)

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
                                                              (IN THOUSANDS)
                          ASSETS
                          ------
Current assets:
  Cash and equivalents.....................................  $ 70,916  $ 81,915
  Marketable securities....................................     6,985     2,127
  Accounts receivable, net of allowance for doubtful
   accounts of $2,432 and $6,769 at December 31, 1996 and
   1997, respectively......................................   122,145   157,743
  Unbilled services........................................    13,720    19,365
  Other current assets.....................................    15,518    30,259
                                                             --------  --------
    Total current assets...................................   229,284   291,409
                                                             --------  --------
Property and equipment, net................................    33,920    42,202
Goodwill and other intangible assets, net..................    23,432    68,943
Deposits and other assets..................................     9,354     8,148
                                                             --------  --------
    Total assets...........................................  $295,990  $410,702
                                                             ========  ========
                  LIABILITIES AND EQUITY
                  ----------------------
Current liabilities:
  Lines of credit..........................................  $  6,772  $  7,427
  Current maturities of long-term debt.....................     6,920     2,086
  Accrued payroll..........................................     7,461    17,163
  Accounts payable.........................................    80,529    97,404
  Accrued expenses.........................................    54,305    85,511
  Client advances..........................................     8,152    12,045
  Unearned revenue.........................................    17,885    21,770
                                                             --------  --------
    Total current liabilities..............................   182,024   243,406
                                                             --------  --------
Related party borrowings, net of current maturities........    11,697     4,753
Mandatorily redeemable preferred stock, held by related
 parties...................................................     8,452       --
Long-term obligations under capital leases.................     2,413     1,751
Long-term debt, net of current maturities..................    14,145     3,935
Other liabilities (including deferred income taxes of $283
 and $762 at December 31, 1996 and 1997, respectively).....     4,532     6,997
Commitments and contingencies
Redeemable ESOP stock, 72 and 147 shares outstanding at
 December 31, 1996 and 1997, respectively..................     2,452     5,278
Equity:
Preferred stock, $.001 par value per share, 5,000 shares
 authorized, none issued and outstanding at December 31,
 1996 and 1997.............................................       --        --
Common stock, $.001 par value per share, 120,000 shares
 authorized, 56,868 and 60,470 shares issued and
 outstanding at December 31, 1996 and 1997, respectively...        57        60
Additional paid-in capital.................................    58,005   152,086
Treasury stock, at cost, 1,146 and 1,059 shares at December
 31, 1996 and 1997, respectively...........................    (9,432)   (5,473)
Accumulated other comprehensive income.....................       176       477
Unearned ESOP compensation.................................    (1,566)      --
Retained earnings (deficit)................................    23,035    (2,568)
                                                             --------  --------
    Total equity...........................................    70,275   144,582
                                                             --------  --------
    Total liabilities and equity...........................  $295,990  $410,702
                                                             ========  ========

The accompanying notes are an integral part of this consolidated balance sheet.

                          SNYDER COMMUNICATIONS, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                    (NOTE 1)

                                        FOR THE YEARS ENDED DECEMBER 31,
                                     -----------------------------------------
                                         1995          1996          1997
                                     ------------  ------------  -------------
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues............................ $    334,090  $    428,897  $     520,040
Operating expenses:
  Cost of services..................      215,059       297,942        363,006
  Selling, general and
   administrative expenses..........       70,758        89,041        107,427
  Compensation to stockholders......        9,439         7,363         13,623
  ESOP expense......................        2,172         6,553          5,411
  Acquisition and related costs.....          --            --          39,431
                                     ------------  ------------  -------------
Income (loss) from operations.......       36,662        27,998         (8,858)
Interest expense, including amounts
 to related parties of $1,785,
 $2,728 and $1,099 in 1995, 1996,
 and 1997, respectively.............       (3,616)       (5,047)        (3,474)
Investment income...................        1,962         2,647          3,083
                                     ------------  ------------  -------------
Income (loss) from continuing
 operations before income taxes.....       35,008        25,598         (9,249)
Income tax provision................       (9,892)       (5,994)        (6,246)
                                     ------------  ------------  -------------
Income (loss) from continuing
 operations.........................       25,116        19,604        (15,495)
Loss from discontinued operations...          --         (1,498)        (1,507)
                                     ------------  ------------  -------------
Income (loss) before extraordinary
 item...............................       25,116        18,106        (17,002)
Extraordinary item, less applicable
 income taxes of $806...............          --         (1,215)           --
                                     ------------  ------------  -------------
  Net income (loss)................. $     25,116  $     16,891  $     (17,002)
                                     ============  ============  =============
Historical net income (loss) per
 share:
 Basic net income (loss) per share
  Income (loss) from continuing
   operations....................... $        .48  $        .37  $        (.27)
                                     ============  ============  =============
  Net income (loss)................. $        .48  $        .32  $        (.30)
                                     ============  ============  =============
 Diluted net income (loss) per share
  Income (loss) from continuing
   operations....................... $        .48  $        .37  $        (.27)
                                     ============  ============  =============
  Net income (loss)................. $        .48  $        .32  $        (.30)
                                     ============  ============  =============
Pro forma net income (loss) per
 share (unaudited) (Note 3):
 Basic net income (loss) per share
  Income (loss) from continuing
   operations....................... $        .41  $        .27  $        (.33)
                                     ============  ============  =============
  Net income (loss)................. $        .41  $        .23  $        (.35)
                                     ============  ============  =============
 Diluted net income (loss) per share
  Income (loss) from continuing
   operations....................... $        .41  $        .27  $        (.33)
                                     ============  ============  =============
  Net income (loss)................. $        .41  $        .23  $        (.35)
                                     ============  ============  =============

 The accompanying notes are an integral part of this consolidated statement of income.

                          SNYDER COMMUNICATIONS, INC.

                        CONSOLIDATED STATEMENT OF EQUITY

                                    (NOTE 1)

                               COMMON                                                         ACCUMULATED
                     COMMON    STOCK  ADDITIONAL RETAINED    LIMITED    UNEARNED                 OTHER
                     STOCK      PAR    PAID-IN   EARNINGS   PARTNERS'     ESOP     TREASURY  COMPREHENSIVE           COMPREHENSIVE
                     SHARES    VALUE   CAPITAL   (DEFICIT)   DEFICIT  COMPENSATION  STOCK       INCOME      TOTAL       INCOME
                   ----------  ------ ---------- ---------  --------- ------------ --------  ------------- --------  -------------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
Balance, December
 31, 1994, as
 previously
 restated for
 poolings........  14,490,000   $14    $  7,619  $ 13,527    $(1,410)   $   --     $  (438)      $ 63      $ 19,375    $    --
 Pooling of 1998
  Mergers........   8,161,000     9       6,122     4,353        --      (5,249)    (1,903)        66         3,398         --
                   ----------   ---    --------  --------    -------    -------    -------       ----      --------    --------
Balance, December
 31, 1994, as
 restated for
 poolings........  22,651,000    23      13,741    17,880     (1,410)    (5,249)    (2,341)       129        22,773         --
 Pooling of
  Bounty Group
  Holdings
  Ltd. ..........   1,327,000     1         171    (5,008)       --         --         --         --         (4,836)        --
 Proceeds from
  sale of
  Partnership
  interest, net
  of income taxes
  of $815,000....         --    --        1,221       --          14        --         --         --          1,235         --
 Distributions
  and dividends..         --    --          --     (7,809)    (3,853)       --         --         --        (11,662)        --
 Issuance of
  common stock...     819,000     1         226       --         --         --         --         --            227         --
 Exercise of
  stock options..     480,000   --          827       --         --         --         --         --            827         --
 Foreign currency
  translation
  adjustment.....         --    --          --        --         --         --         --         101           101         101
 Unrealized gain
  on marketable
  securities.....         --    --          --        --         --         --         --         306           306         306
 Purchases and
  retirements of
  treasury
  stock..........     (28,000)  --         (517)      --         --         --      (1,133)       --         (1,650)        --
 ESOP
  obligation.....         --    --          --        --         --      (1,729)       --         --         (1,729)        --
 Release of ESOP
  shares.........         --    --          (54)     (142)       --       2,654        --         --          2,458         --
 Reclassification
  to redeemable
  ESOP stock.....         --    --            5       --         --         --         --         --              5         --
 Net income......         --    --          --     21,316      3,800        --         --         --         25,116      25,116
                                                                                                                       --------
 Comprehensive
  income.........         --    --          --        --         --         --         --         --            --     $ 25,523
                   ----------   ---    --------  --------    -------    -------    -------       ----      --------    ========
Balance, December
 31, 1995........  25,249,000    25      15,620    26,237     (1,449)    (4,324)    (3,474)       536        33,171         --
 Distributions
  and dividends..         --    --          --    (24,988)    (8,612)       --         --         --        (33,600)        --
 Net proceeds
  from secondary
  stock offering
  and other stock
  issuances......   4,271,000     4      59,364       --         --         --         --         --         59,368         --
 Reorganization..  28,959,000    29     (15,558)    7,630      7,899        --         --         --            --          --
 Exercise of
  stock options..      63,000   --        1,005       --         --         --         --         --          1,005         --
 Foreign currency
  translation
  adjustment.....         --    --          --        --         --         --         --        (205)         (205)       (205)
 Unrealized loss
  on marketable
  securities.....         --    --          --        --         --         --         --        (155)         (155)       (155)
 Purchases and
  retirements of
  treasury
  stock..........  (1,674,000)   (1)     (2,768)      (34)       --         --      (6,433)       --         (9,236)        --
 Reissuance of
  treasury
  stock..........         --    --           96       --         --         --         475        --            571         --
 Release of ESOP
  shares.........         --    --        2,429      (539)       --       2,758        --         --          4,648         --
 Reclassification
  to redeemable
  ESOP stock.....         --    --       (2,183)      --         --         --         --         --         (2,183)        --
 Net income......         --    --          --     14,729      2,162        --         --         --         16,891      16,891
                                                                                                                       --------
 Comprehensive
  income.........         --    --          --        --         --         --         --         --            --     $ 16,531
                   ----------   ---    --------  --------    -------    -------    -------       ----      --------    ========
Balance, December
 31, 1996........  56,868,000    57      58,005    23,035        --      (1,566)    (9,432)       176        70,275
 Distributions
  and dividends..         --    --          --     (7,096)       --         --         --         --         (7,096)        --
 Net proceeds
  from secondary
  stock
  offering.......   1,850,000     2      42,711       --         --         --         --         --         42,713         --
 Exercise of
  stock options..   1,789,000     2      39,179       --         --         --         --         --         39,181         --
 Issuance of
  shares for
  purchase of
  subsidiaries...     492,000   --       13,320       --         --         --         --         --         13,320         --
 Foreign currency
  translation
  adjustment.....         --    --          --        --         --         --         --         265           265         265
 Unrealized gain
  on marketable
  securities.....         --    --          --        --         --         --         --          36            36          36
 Purchases and
  retirements of
  treasury
  stock..........    (634,000)   (1)     (4,223)      --         --         --       3,011        --         (1,213)        --
 Reissuance of
  treasury
  stock..........     105,000   --        3,949       --         --         --         948        --          4,897         --
 Release of ESOP
  shares.........         --    --        1,971       --         --       1,566        --         --          3,537         --
 Reclassification
  to redeemable
  ESOP stock.....         --    --       (2,826)      --         --         --         --         --         (2,826)        --
 Net loss........         --    --          --    (17,002)       --         --         --         --        (17,002)    (17,002)
                                                                                                                       --------
 Comprehensive
  income (loss)..         --    --          --        --         --         --         --         --            --     $(16,701)
                                                                                                                       ========
 Impact from
  differing
  fiscal year-
  ends (Note 1)..         --    --          --     (1,505)       --         --         --         --         (1,505)
                   ----------   ---    --------  --------    -------    -------    -------       ----      --------
Balance, December
 31, 1997........  60,470,000   $60    $152,086  $ (2,568)   $   --     $   --     $(5,473)      $477      $144,582
                   ==========   ===    ========  ========    =======    =======    =======       ====      ========

 The accompanying notes are an integral part of this consolidated statement of equity.

                          SNYDER COMMUNICATIONS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                    (NOTE 1)

                                            FOR THE YEARS ENDED DECEMBER 31,
                                            ----------------------------------
                                               1995        1996        1997
                                            ----------  ----------  ----------
                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).........................  $   25,116  $   16,891  $  (17,002)
Adjustments to reconcile net income (loss)
 to net cash provided by operating
 activities:
 Depreciation and amortization............      11,438      12,961      14,655
 Loss on repayment of subordinated debt...         --        2,021         --
 Noncash charge from accelerated vesting
  of Brann Holdings options...............         --          --        9,097
 Noncash ESOP expense.....................         --        5,282       4,851
 Deferred taxes...........................         (96)     (3,168)     (7,423)
 Loss on disposal of assets...............         139         820       3,357
 Other noncash amounts....................          32       2,052         946
Changes in assets and liabilities:
 Accounts receivable, net.................     (11,212)    (37,307)    (36,788)
 Unbilled services........................         196      (4,868)     (5,545)
 Deposits and other assets................      (4,776)       (495)        141
 Other current assets.....................      (1,165)     (1,569)      1,663
 Accrued payroll, accounts payable and
  accrued expenses........................      10,917      38,493      52,430
 Unearned revenue.........................       1,088       8,084       5,837
 Impact from differing year ends..........         --          --       (2,761)
                                            ----------  ----------  ----------
   Net cash provided by operating
    activities............................      31,677      39,197      23,458
                                            ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of subsidiaries..................      (5,637)        --      (22,066)
Purchase of property and equipment........      (9,611)    (12,217)    (17,771)
Proceeds from sale of equipment...........         168         245         219
Net (purchases) sales of marketable
 securities...............................        (570)      2,021       5,300
Purchase of intangible assets.............      (3,395)     (2,845)     (5,088)
Note and net advances to stockholders.....      (2,765)         30       1,467
Impact from differing year ends...........         --          --         (446)
                                            ----------  ----------  ----------
   Net cash used in investing activities..     (21,810)    (12,766)    (38,385)
                                            ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term notes payable to
 limited partners and others..............      (4,984)     (3,483)    (31,090)
Proceeds from issuance of subordinated
 debentures due to related parties........       9,531         294         --
Repayment of subordinated debentures due
 to related parties.......................         --       (6,900)        --
Net proceeds from sale of partnership
 interest.................................       1,235         --          --
Debt issuance costs.......................        (604)        (25)        --
Distributions and dividends...............     (10,609)    (30,325)     (9,547)
Acquisition of treasury stock.............      (1,435)     (6,641)     (1,213)
Net increase in short term borrowings.....       2,500         500         --
Repayment of long-term debt...............         915       1,592       7,101
Proceeds from mandatorily redeemable
 preferred stock..........................         --        3,238         --
Redemption of mandatorily redeemable
 preferred stock..........................         --          --       (8,330)
Net borrowings (repayments) on line of
 credit...................................       5,601      (6,620)       (621)
Payments on capital lease obligations.....      (1,123)     (1,079)     (2,052)
Proceeds from exercise of options.........         --          425      25,128
Proceeds from public offerings............         166      60,233      42,713
Impact from differing year ends...........         --          --        3,704
                                            ----------  ----------  ----------
   Net cash provided by financing
    activities............................       1,193      11,209      25,793
Effect of exchange rate changes...........        (295)      1,180         133
                                            ----------  ----------  ----------
Net increase in cash and equivalents......      10,765      38,820      10,999
Cash and equivalents, beginning of
 period...................................      21,331      32,096      70,916
                                            ----------  ----------  ----------
Cash and equivalents, end of period.......  $   32,096  $   70,916  $   81,915
                                            ==========  ==========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
Cash paid for interest including dividends
 on mandatorily redeemable preferred
 stock....................................       2,485       3,872       1,425
Cash paid for income taxes................       7,573       8,225       6,470
SUPPLEMENTAL DISCLOSURE OF NONCASH
 ACTIVITIES:
Equipment purchased under capital leases..         526       3,558         293
Distribution of note receivable from
 stockholder to SMS Stockholders..........         437       2,725         --
Issuance of shares of common stock for
 purchase of subsidiaries.................         215         --       13,320
Issuance of note for purchase of treasury
 stock....................................         --        2,595         --

 The accompanying notes are an integral part of this consolidated statement of cash flows.

                          SNYDER COMMUNICATIONS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION, BASIS OF PRESENTATION AND BUSINESS:

  On October 19, 1988, Collegiate Marketing and Communications, Inc., a Delaware corporation (the "General Partner"), and a Delaware limited partnership beneficially owned by Mortimer B. Zuckerman and Fred Drasner (the "Original Limited Partner") entered into a partnership agreement (the "Partnership Agreement") pursuant to the provisions of the Delaware Act, under the name Collegiate Marketing and Communications, L.P. (the "Partnership"). On September 1, 1989, the name of the Partnership was changed to Snyder Communications, L.P., and the name of the General Partner was changed to Snyder Communications, Inc. On May 18, 1995, the Partnership Agreement was amended to admit several new limited partners into the Partnership. On June 25, 1996, the name of the General Partner was changed to Snyder Marketing Services, Inc. ("SMS").

  Snyder Communications, Inc., a Delaware corporation, was incorporated on June 25, 1996, to continue the business operations of the Partnership. Snyder Communications, Inc., in conjunction with all of the existing partners in the Partnership, reorganized on September 24, 1996 (the "Reorganization"), upon the effectiveness of the initial public offering of its common stock.

  Prior to the Reorganization, SMS owned 63.85 percent of the Partnership and the limited partners owned the remaining 36.15 percent. The Reorganization resulted in the stockholders of SMS exchanging 100 percent of their SMS stock for stock of Snyder Communications, Inc., simultaneously with the limited partners exchanging their limited partnership interests in the Partnership for common stock of Snyder Communications, Inc. After consummation of the Reorganization, Snyder Communications, Inc. owned 100 percent of the stock of SMS and, directly and indirectly (through its ownership of SMS), 100 percent of the interests in the Partnership. In connection with the Reorganization, 29,458,400 shares of common stock were issued to the stockholders of Snyder Communications, Inc.

  Because of the continuity of ownership, the Reorganization was accounted for by combining the assets, liabilities and operations of SMS, the Partnership and Snyder Communications, Inc., at their historical cost basis. Accordingly, the accompanying consolidated financial statements as of and for the year ended December 31, 1995, include a combination of the accounts of SMS and the Partnership after elimination of all significant intercompany transactions. The accompanying consolidated financial statements as of and for the years ended December 31, 1996 and 1997, include the consolidated accounts of Snyder Communications, Inc., SMS and the Partnership (the consolidated entity will be referred to herein as "SCI" or "Snyder Communications") after elimination of all significant intercompany transactions. Certain amounts previously presented have been reclassified to conform to the December 31, 1997 presentation. Throughout 1997 and the first quarter of 1998, SCI acquired several companies in transactions that were accounted for as poolings of interests for financial reporting purposes. The accompanying consolidated financial statements have been retroactively restated to reflect the poolings of interests transactions. During 1997, the Company (as defined herein) also made several acquisitions that have been accounted for as purchase business combinations.

  Snyder Communications provides fully integrated outsourced marketing solutions. The Company identifies high value market segments; designs and implements marketing programs to reach them; initiates and closes sales on behalf of its clients; and provides customer care, retention and loyalty marketing services. The Company's resources include proprietary databases of targeted customers and small businesses; database management services; pharmaceutical detailing services; pharmaceutical consulting; medical educational communications; proprietary product sampling programs and publications; sponsored information displays in proprietary locations; marketing program consultants; creative services; field sales and marketing representatives; customer service representatives; and direct mail and fulfillment capabilities. The Company's operations are conducted throughout the United States, the United Kingdom ("U.K."), France, Ireland and Hungary.

  The Company characterizes its service offerings into four types: medical services, media and sampling services, communication services and data delivery services. The Company provides complete marketing solutions for its clients by integrating these four types of services into sales and marketing programs.

                          SNYDER COMMUNICATIONS, INC.

  The medical services offered by the Company are designed to establish and monitor marketing plans as well as to provide face-to-face interaction with physicians and other healthcare providers. Medical services consist primarily of pharmaceutical detailing, but also include establishing marketing plans, targeting specific markets and evaluating sales performance. During 1997 and the first quarter of 1998, the Company issued 4,035,182 and 2,314,263 shares, respectively, in poolings of interests transactions with companies that provide medical services. These transactions include the acquisitions of MMD, Inc. ("MMD"), GEM Communications, Inc. ("GEM"), Rapid Deployment Group Limited ("RDL"), PharmFlex, Health Products Research, Inc. ("HPR"), and Publimed Promotions S.A. ("Publimed"). During 1997, the Company also acquired Halliday Jones Sales Ltd. ("HJ") in a purchase transaction. MMD, RDL, HJ, PharmFlex and Publimed all market medical products for pharmaceutical companies utilizing field sales. MMD and PharmFlex operate throughout the U.S. RDL operates primarily in the U.K., but also in Hungary; HJ in the U.K., but also Ireland; and Publimed in France. GEM provides a complete range of healthcare communications services with specialties in educational marketing and publishing for the pharmaceutical industry. HPR provides strategic and tactical sales force market planning and evaluation services to leading pharmaceutical and medical device manufacturers. HPR's services include sales and marketing resource allocation, sales force planning and the integration and evaluation of sales and marketing promotions.

  The media and sampling services offered by the Company are designed to stimulate and create brand awareness for clients' products. Media and sampling services consist of WallBoard(R) and other information displays, and proprietary sample packs and publications which reach potentially high-value market segments at the time that the targeted customers are most likely to use the products. During 1997 and the first quarter of 1998, the Company issued 3,032,414 and 30,344 shares, respectively, in poolings of interests transactions with companies that provide media and sampling services. These transactions include the acquisitions of Bounty Group Holdings Limited ("Bounty") and Sampling Corporation of America ("SCA"). Bounty provides targeted product sampling and proprietary health-oriented publications to expectant mothers, new mothers and parents of toddlers in the U.K. and Ireland. SCA designs advertising programs and distributes product samples and proprietary publications on behalf of consumer packaged goods manufacturers through primary and secondary schools, daycare centers, colleges and immigrant organizations.

  The communications services offered by the Company are designed to establish brand awareness for clients' products and to provide targeted customer acquisition and customer care and retention for clients' customers. Communication services include strategic planning and creative services, establishment of brand awareness for clients' products, teleservices, face-to-face field sales, database mailings and return-on-investment evaluation. During 1997 and the first quarter of 1998, the Company issued 2,350,152 and 5,275,961 shares, respectively, in poolings of interests transactions with companies that provide communications services. These transactions include the acquisitions of Brann Holdings Limited ("Brann"), Blau Marketing Technologies, Inc. ("Blau"), and Arnold Communications, Inc. ("Arnold"). Brann's operations are conducted throughout the U.K. and consist primarily of planning, creating and delivering direct response marketing communications; marketing systems design and consultancy; print production services; and telephone and response management services for companies involved in marketing, advertising and direct selling. Blau's operations are conducted throughout the U.S. and consist primarily of strategic consulting, creative services, program design and implementation, consumer database management, response tracking and analysis, interactive services and production management. Arnold's operations are also conducted throughout the U.S., and they include creative services, direct marketing, new media marketing, database management services and full-service public relations for its clients.

  The data delivery services offered by the Company are designed to assist clients in targeting the right customers for their products and services. The Company develops and maintains demographic marketing databases that include data on consumers and small businesses. During 1997, the Company issued 5,032,322

                          SNYDER COMMUNICATIONS, INC.

shares in a pooling of interests transaction with American List Corporation ("American List"). American List develops, maintains and markets databases of high school, college and pre-school through junior high school students in the U.S. Prior to its merger with the Company, American List utilized a February 28 fiscal year end. Concurrent with its merger with the Company, American List changed its fiscal year end to December 31.

  The companies with whom Snyder has entered into mergers accounted for as poolings of interests for financial reporting purposes will be collectively referred to as the "Pooled Entities" and their mergers will be referred to herein as the "Acquisitions." The accompanying consolidated financial statements have been retroactively restated to reflect the combined financial position and combined results of operations and cash flows of the Pooled Entities for all periods presented, giving effect to the Acquisitions as if they had occurred at the beginning of the earliest period presented (the combined entity will be referred to herein as the "Company"). The accompanying consolidated balance sheet as of December 31, 1996 reflects the combination of the accounts of American List as of February 28, 1997, while the related consolidated statements of income, equity and cash flows for each of the two years in the period ended December 31, 1996 reflect the combination of the American List statements of income, equity and cash flows for the two years in the period ended February 28, 1997. The consolidated balance sheets for all periods presented give effect to the conversion of the shares of the Pooled Entities' common stock into 22,070,638 shares of SCI common stock. The accompanying financial statements include the financial information of SCI's combinations with Arnold Communications, Inc., Health Products Research, Inc., Blau Marketing Technologies, Inc., and Publimed Promotions, S.A. (the "1998 Mergers") which are accounted for as poolings of interests.

  The following details revenues and net income (loss) for each of the years ended December 31, 1995, 1996, and 1997 of SCI and the Pooled Entities through the dates of their respective Acquisitions.

                                                     YEARS ENDED DECEMBER 31,
                                                    ---------------------------
                                                      1995     1996     1997
                                                    -------- -------- ---------
                                                          (IN THOUSANDS)
   Revenues:
     SCI........................................... $ 42,892 $ 82,840 $ 220,907
     Pooled Entities...............................  291,198  346,057   299,133
                                                    -------- -------- ---------
                                                    $334,090 $428,897 $ 520,040
                                                    ======== ======== =========
   Net Income (Loss):
     SCI........................................... $  3,972 $  6,977 $ (14,396)
     Pooled Entities...............................   21,144    9,914    (2,606)
                                                    -------- -------- ---------
                                                    $ 25,116 $ 16,891 $ (17,002)
                                                    ======== ======== =========

  During the year ended December 31, 1997, SCI recorded $39.4 million in non-recurring acquisition and related costs in conjunction with the consummation of its mergers with the Pooled Entities (see Note 11). Excluding the non-recurring acquisition and related costs, SCI would have recorded $20.7 million in net income for the year ended December 31, 1997.

  The Company's 1997 purchase business combination transactions resulted in the recognition of additional amounts of goodwill and other intangible assets of approximately $42.4 million.

  The total consideration paid in connection with the acquisition of HJ, including the repayment of assumed debt immediately following the closing, was $19.4 million, consisting of 425,478 shares of SCI common stock

                          SNYDER COMMUNICATIONS, INC.

and $7.4 million in cash. The following table presents pro forma financial information as if the Company's 1997 purchase business combination of HJ had been consummated at the beginning of each of the periods presented and all of the Company's operations had been taxed as a C corporation (in thousands).

                                                    YEARS ENDED DECEMBER 31,
                                                    -------------------------
                                                        1996         1997
                                                    ------------ ------------
                                                           (UNAUDITED)
                                                         (IN THOUSANDS,
                                                     EXCEPT PER SHARE DATA)
   Pro Forma Revenues.............................. $    444,415 $    530,562
   Pro Forma Income (Loss) from Continuing
    Operations.....................................       14,102      (18,886)
   Pro Forma Net Income (Loss).....................       11,389      (20,393)
   Pro Forma Basic Net Income (Loss) Per Share.....         0.22        (0.36)
   Pro Forma Diluted Net Income (Loss) Per Share...         0.21        (0.36)

  The pro forma loss from continuing operations and the pro forma net loss for the year ended December 31, 1997, include $39.4 million in non-recurring acquisition and related costs that were recorded in conjunction with the consummation of the Company's mergers with the Pooled Entities. Excluding the non-recurring acquisition and related costs, the Company would have recorded pro forma income from continuing operations and pro forma net income of $14.7 million and $16.6 million, respectively.

  The Company's other purchase business combinations are immaterial to the consolidated financial statements.

  There are important risks associated with the Company's business and financial results. These risks include: (i) the Company's reliance on significant clients, one of which constituted 12 percent of its 1997 revenues (see Note 2); (ii) the Company's ability to sustain and manage future growth;
(iii) the Company's ability to manage and successfully integrate the businesses it has acquired and may acquire in the future; (iv) the Company's ability to successfully manage its international operations; (v) the potential adverse effects of fluctuations in foreign exchange rates; (vi) the Company's dependence on industry trends toward outsourcing of marketing services; (vii) the risks associated with the Company's reliance on technology and the risk of business interruption resulting from a temporary or permanent loss of such technology; (viii) the entrance of new competitors with greater resources than the Company; (ix) the Company's ability to recruit and retain qualified personnel; and (x) the dependence of the Company's success on its executive officers and other key employees, in particular, its Chairman of the Board of Directors and Chief Executive Officer.

2. SIGNIFICANT CLIENTS:

  The Company had one client which represented 7 percent, 12 percent and 12 percent of the Company's total revenues for the years ended December 31, 1995, 1996 and 1997, respectively. The Company's principal contract with this client extended through December 1997. In December 1997 the Company elected not to renew its contract with this client, and instead has entered into a contract with a new client to provide services similar to those previously provided to this customer. There can be no assurance, however, that the contract with the new client will generate revenues or profitability which are greater than or equal to those generated by this one client.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Cash and Equivalents

  Cash and equivalents are comprised principally of amounts in operating accounts, money market investments, and other short-term instruments, stated at cost, which approximates market value, with original maturities of three months or less.

                          SNYDER COMMUNICATIONS, INC.

 Marketable Securities

  The Company's investments are classified into two categories. Those securities classified as "available-for-sale" are reported at market value. Debt securities consisting of state municipal bonds, certificates of deposit, and U.S. Treasury bills are classified as "held-to-maturity" and are reported at amortized cost. Cost is determined using the specific identification method. Unrealized gains and losses from securities "available-for-sale" are reported as a separate component of equity.

 Debt Issuance Costs

  Debt issuance costs are charged to expense as additional interest expense over the life of the related debt using the effective interest method.

 Property and Equipment

  Property and equipment is stated at cost. The Company depreciates furniture, fixtures and office and telephone equipment on a straight-line basis over three to ten years; computer equipment over two to four years and buildings over fifty years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the estimated useful lives of the improvements.

  When assets are retired or sold, the cost and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss is reflected in income.

 Revenue Recognition

  MEDICAL SERVICES--On pharmaceutical detailing contracts, the Company recognizes revenue and associated costs when services have been performed by account executives. Unbilled services represent revenues earned on contracts but billed in a subsequent accounting period.

  MEDIA AND SAMPLING SERVICES--Media and Sampling services revenues are recognized over the contract term as program services are rendered. Unearned revenue is recorded for billings prior to the earning of such revenue.

  COMMUNICATION SERVICES--The Company performs marketing and sales communications services on behalf of its clients, including field sales, teleservices, database management, creative design, direct response marketing and print production. Revenues are recognized as services are rendered in accordance with the terms of the contracts. Certain of these contract provide for payments based on accepted customers and the type of service purchased by the customer. Revenues related to these sales are recognized on the date the application for service is accepted by the Company's clients. At this point, the Company has no further performance obligation related to the submitted customer and is contractually entitled to payment. Certain of the contracts include postage and other pass-through costs incurred by the Company on behalf of its clients. For these contracts, the Company records as revenue the net billings to its clients. Certain other contracts of the Company have provided the client with the right to seek a return of previously paid commissions if the customers submitted by the Company do not meet certain defined characteristics and performance standards. These relate to the client's ability to successfully provide service to the customer, the bad debt experience of the customer base submitted by the Company, the achievement of targeted customer goals and certain minimum usage and life measures of the customer base. At the point of revenue recognition, an allowance is recorded by the Company based on an estimate for these returned commissions. The allowance is estimated based on the Company's historical experience and periodically reviewed by the Company and adjusted when necessary.

                          SNYDER COMMUNICATIONS, INC.

  DATA DELIVERY SERVICES--Revenues from the sale of lists are recognized upon the shipment to customers of lists on computerized labels, magnetic tape or computer diskettes for a one-time usage. Additional billings are made by the Company for additional usage by the customers.

 Goodwill and Other Intangible Assets

  Goodwill equal to the fair value of consideration paid in excess of the fair value of net assets purchased has been recorded in conjunction with several of the Company's purchase business combinations and is being amortized on a straight-line basis over periods of fifteen to thirty years.

  The cost of customer lists which were acquired in conjunction with certain of the Company's purchase business combinations are amortized on a straight line basis over seven years. The covenant not to compete and the marketing rights are amortized over the term of the related agreements, which are four and ten to fifteen years, respectively.

  Costs of purchased lists are amortized on a straight-line basis over their estimated useful lives, generally one to five years. The Company determines the useful lives of its lists based upon the estimated period of time such lists are marketable. The Company periodically reviews the marketability of its lists and, accordingly, their respective estimated useful lives.

  The costs of licenses to use, reproduce, distribute lists, and market pharmaceutical products are amortized on a straight-line basis over the term of the related license agreement.

  When conditions or events occur which management believes might indicate that the goodwill or any other intangible asset is impaired, an analysis of estimated future undiscounted cash flows is undertaken to determine if any write down in the carrying value of the asset is required.

 Income Taxes

  The accompanying consolidated financial statements reflect no provision for federal or state income taxes related to income earned by the Partnership prior to the Reorganization since each of the partners of the Partnership reflected their share of the Partnership's net income on their respective tax returns. Prior to January 1, 1996, SMS was taxed as a C corporation, and accordingly, a provision for taxes of SMS is reflected in the accompanying consolidated statement of income for the year ended December 31, 1995. During this period, SMS accounted for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Effective January 1, 1996, SMS elected to be taxed as an S corporation under the Internal Revenue Code. In lieu of corporate taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company's taxable income.

  Effective with the Reorganization, SCI is treated as a C corporation for federal and state income tax purposes. At the date of the Reorganization, SCI recognized a net deferred tax asset and an associated tax benefit equal to the cumulative net deductible temporary differences existing at that date. The income tax provision recorded for the year ended December 31, 1996 includes a provision for income taxes for SCI for the period from September 24, 1996, the date of the Reorganization, through December 31, 1996, offset by the net deductible temporary differences existing at the date of the Reorganization.

  Prior to their combination with SCI, certain of the U.S. based Pooled Entities were taxed as S corporations. Accordingly, no provision for federal or, in the case of all the U.S. based acquirees except one which was incorporated in Massachusetts, state income taxes has been made for these entities through the date of their mergers with SCI in the accompanying consolidated financial statements.

                          SNYDER COMMUNICATIONS, INC.

  The Pooled Entities with operations in the U.K. and France pay taxes in their respective countries, on a corporate level similar to a C corporation in the United States.

 Pro Forma Income Data (Unaudited)

  The unaudited pro forma net income (loss) and net income (loss) per share amounts include a provision for federal and state income taxes as if the Company had been a taxable C corporation for all periods presented. The shares used in computing pro forma net income per share assume that the Reorganization and the Acquisitions had occurred at the beginning of each of the periods presented, reflect the issuance of additional shares as a result of issuances of stock, the exercise of stock options, and the repurchase of outstanding shares by certain subsidiaries of the Company prior to their mergers with SCI. The pro forma income tax rate reflects the combined federal and state income taxes of approximately 39.4, 44.2 and 104 percent, for the years ended December 31, 1995, 1996 and 1997, respectively. The Company's December 31, 1997 tax provision exceeds its statutory rate due to the recognition of certain acquisition and related costs which are not deductible for income tax purposes.

  The table below presents this pro forma calculation of net income (in thousands):

                                                       1995    1996      1997
                                                      ------- -------  --------
   Pro forma net income (loss) data (unaudited):
   Historical income (loss) from continuing
    operations before income taxes..................  $35,008 $25,598  $ (9,249)
   Pro forma provision for income taxes.............   13,788  11,307     9,651
                                                      ------- -------  --------
   Pro forma income (loss) from continuing
    operations......................................   21,220  14,291   (18,900)
   Discontinued operations, less applicable pro
    forma income taxes of $603 and $607 for 1996 and
    1997, respectively..............................      --     (895)     (900)
   Extraordinary item, less applicable income taxes
    of $806.........................................      --   (1,215)      --
                                                      ------- -------  --------
   Pro forma net income (loss)......................  $21,220 $12,181  $(19,800)
                                                      ======= =======  ========

 Accounting for Stock Options

  The Company accounts for its stock-based compensation plan using the intrinsic value based method in accordance with the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees." Pro forma disclosure of net income and earnings per share, calculated as if the Company accounted for its stock-based compensation plan using the fair value based method in accordance with the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), is included in Note 14.

 Foreign Currency Translations

  Assets and liabilities of the Company's international subsidiaries are translated using the exchange rate in effect at the balance sheet date. Revenue and expense accounts for these subsidiaries are translated using the average exchange rate during the period. Foreign currency translation adjustments are disclosed as a separate component of equity.

 Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of

                          SNYDER COMMUNICATIONS, INC.

revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's most significant estimates relate to certain of its contracts to provide outsourced marketing services. The terms of these contracts provide that the Company's clients may seek a return of previously paid commissions if certain defined characteristics or performance standards are not met. The Company has recorded an allowance in the accompanying consolidated financial statements in an amount which it considers sufficient to satisfy any claims which might be made pursuant to these provisions.

 Fair Value of Financial Instruments

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of the fair value of certain financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. Cash and equivalents, accounts receivable, unbilled services, and accounts payable approximate fair value because of the relatively short maturity of these instruments. As a result of the related party nature of the majority of the Company's outstanding December 31, 1996 and 1997 borrowings, and the fact that these borrowings were secured by the previously independent Pooled Entities who had capital structures which are different than the Company's, it is impracticable to estimate the fair value of the debt outstanding at these dates.

 Concentration of Credit Risk

  Concentration of credit risk is limited to cash and equivalents, marketable securities, accounts receivable, and unbilled services and is subject to the financial conditions of a major client as described in Note 2. The Company places its investments in highly rated financial institutions, U.S. Treasury bills, investment grade short-term debt instruments and state and local municipalities, while limiting the amount of credit exposure to any one entity. The Company's receivables are concentrated with customers in the telecommunications, pharmaceutical and consumer packaged goods industries. The Company does not require collateral or other security to support clients' receivables.

 New Accounting Pronouncements

  During 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") and has applied its provisions to all years presented in these financial statements. SFAS No. 128 requires primary earnings per share ("EPS") to be replaced with basic EPS. Basic EPS is computed by dividing reported earnings available to common stockholders by the weighted average number of shares outstanding without consideration of common stock equivalents or other potentially dilutive securities. Fully diluted EPS, now called diluted EPS is also reported. Diluted EPS gives effect to common stock equivalents and other potentially dilutive securities outstanding during the period.

  During June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company adopted SFAS No. 130 during the first quarter of 1998. Included within accumulated other comprehensive income are the cumulative amounts for foreign currency translation adjustments and unrealized gains and losses on marketable securities. The accompanying consolidated financial statements have been restated to conform to the SFAS No. 130 requirements. The cumulative foreign currency translation adjustment was $148,000 and $413,000 as of December 31, 1996 and 1997, respectively. The cumulative gain on marketable securities was $28,000 and $64,000 as of December 31, 1996 and 1997, respectively.

                          SNYDER COMMUNICATIONS, INC.

4. MARKETABLE SECURITIES

  The amortized cost, unrealized gains and losses, and market values of the Company's held-to-maturity and available-for-sale securities are summarized as follows (in thousands):

                                         AMORTIZED UNREALIZED UNREALIZED MARKET
                                            COST     GAINS      LOSSES    VALUE
                                         --------- ---------- ---------- ------
December 31, 1996
 Held to maturity, maturing in less than
  one year:
  State and municipal bonds.............  $5,571      $--       $ --     $5,571
  Certificates of deposit...............     189       --         --        189
                                          ------      ----      -----    ------
                                          $5,760      $--       $ --     $5,760
                                          ======      ====      =====    ======
 Available for sale:
  Equity securities.....................  $  740      $ 31      $  (1)   $  770
  Government income securities..........     457       --          (2)      455
                                          ------      ----      -----    ------
                                          $1,197      $ 31      $  (3)   $1,225
                                          ======      ====      =====    ======
December 31, 1997
 Held to maturity, maturing in less than
  one year:
  State and municipal bonds.............  $  665      $--       $ --     $  665
 Available for sale:
  Equity securities.....................  $  915      $ 60      $ --     $  975
  Government income securities..........     483         4        --        487
                                          ------      ----      -----    ------
                                          $1,398      $ 64      $ --     $1,462
                                          ======      ====      =====    ======

  As a result of changes in market value of the available-for-sale security portfolio, a cumulative valuation adjustment of $183, $28 and $64 is recorded as a separate component of equity at December 31, 1995, 1996 and 1997, respectively.

5. PROPERTY AND EQUIPMENT:

  Property and equipment consist of the following (in thousands):

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
      Buildings and leasehold improvements.................. $ 22,396  $ 25,729
      Computer and equipment................................   32,458    40,475
      Furniture and fixtures................................   10,434    12,683
                                                             --------  --------
                                                               65,288    78,887
      Accumulated depreciation..............................  (31,368)  (36,685)
                                                             --------  --------
                                                             $ 33,920  $ 42,202
                                                             ========  ========

                          SNYDER COMMUNICATIONS, INC.

6. GOODWILL AND OTHER INTANGIBLE ASSETS:

  Goodwill and other intangible assets consist of the following (in thousands):

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
      Goodwill.............................................. $ 17,806  $ 60,080
      Unamortized costs of lists............................    5,121     4,459
      License agreements....................................    4,451     7,669
      Customer lists and covenant not to compete............    9,294    12,669
                                                             --------  --------
                                                               36,672    84,877
      Accumulated amortization..............................  (13,240)  (15,934)
                                                             --------  --------
                                                             $ 23,432  $ 68,943
                                                             ========  ========

  Goodwill arose from management buy-outs and purchase acquisitions at certain of the acquirees prior to their respective mergers with SCI and the Company's 1997 purchase business combinations.

  Effective July 1, 1994, one acquiree entered into an exclusive licensing agreement, whereby it obtained a ten-year license to use, reproduce and distribute a defined segment of the licensor's lists and to use its sources and customer list to compile and market its own lists. As consideration for the granting of the license, it is obligated to pay a total of $4.2 million. The license fee is payable in three annual installments of $0.6 million which began July 1994; three annual installments of $0.5 million which began July 1997; three annual installments of $0.3 million beginning July 2000; and a final installment of $0.1 million in July 2003 (see Note 7). The Company recorded the cost and related obligation for the license, net of imputed interest at 7.25%, which approximated $3.3 million. The net cost of the license was amortized on a straight-line basis over the ten-year term of the license agreement. In conjunction with SCI's acquisitions in July 1997 and the Company's current competitive strategy, management determined that the intangible asset associated with the license fee had been impaired and accordingly, an impairment loss was recorded in the Company's third quarter 1997 income statement as an acquisition related cost.

  Amortization expense of goodwill and other intangible assets totaled $4.4 million, $4.3 million and $4.2 million in 1995, 1996, and 1997, respectively.

7. DEBT:

 Long-Term Borrowings

  In the U.K., the Company had a loan payable to a commercial bank in the amount of $7.2 million as of December 31, 1996. The loan had an interest rate of 7.6275 percent per annum until January 28, 1999, at which date the interest rate was to change to the bank's base rate plus 1.75 percent. The loan was payable in annual installments of $0.9 million, until March 1, 2004, when the entire unpaid amount was due in full. The loan was secured by certain of the Company's assets in the U.K. and the book value of the loan approximated its fair value as of December 31, 1996. In April 1997, the full amount of the loan outstanding was repaid. At December 31, 1997, the Company has a loan payable to a commercial bank in the U.K. of $0.4 million. The loan has an interest rate of 2.25 percent above the bank's base rate, which equated to an interest rate of 7.25 percent at December 31, 1997. The loan is due in full in December 2006.

  The Company had a loan payable to a commercial bank in the U.K. in the amount of $4.1 million as of December 31, 1996. The loan had an interest rate of 2.75 percent above the bank's base rate, which equated to

                          SNYDER COMMUNICATIONS, INC.

an interest rate of 8.75 percent at December 31, 1996. The loan was secured by certain of the Company's assets in the U.K. In September 1997, the full amount of the loan outstanding was repaid.

  The Company is obligated under a license agreement to make future payments (see Note 6). This net obligation is $1.9 million and $1.6 million at December 31, 1996 and 1997, respectively. Of these amounts, $0.4 million and $0.4 million have been classified as current at December 31, 1996 and 1997, respectively, and the remaining balance has been classified as a long-term borrowing in the accompanying consolidated balance sheet.

  The Company had a loan payable to a commercial bank in the U.K. in the amount of $0.4 million as of December 31, 1996. The loan had an interest rate of 1.25 percent above the bank's base rate. Of this amount, $0.04 million was classified as current as of December 31, 1996. On December 31, 1997, the full amount of the loan outstanding was repaid.

  The Company had a loan payable to a commercial bank in the U.S. in the amount of $4.4 million as of December 31, 1996. The loan had an interest rate of the bank's prime rate plus .25% (8.25% as of December 31, 1996). During 1997, the Company refinanced this loan payable with a financial institution. The balance of this loan payable at December 31, 1997 was $2.1 million. The loan had an interest rate of the 30 day commercial paper rate plus 2.7%, or 8.55% as of December 31, 1997. Of these amounts, $2.3 million and $0.6 million are classified as current at December 31, 1996 and 1997, respectively and the remaining balance is classified as a long-term borrowing in the accompanying consolidated balance sheet.

  The Company had promissory notes in the amount of $1.7 million and $1.2 million as of December 31, 1996 and 1997, respectively which were issued in conjunction with certain 1996 and 1997 purchase business combinations. The notes were recorded at their present value, with effective rates ranging from 6% to 9%. Of this amount, $0.4 million and $0.3 million is classified as current as of December 31, 1996 and 1997, respectively with the remaining balance classified as a long-term borrowing in the accompanying consolidated balance sheet.

 Related Party Borrowings--Subordinated Debentures

  On October 28, 1996 SCI used approximately $7.0 million of cash to redeem in full the subordinated debentures (the "Debentures") due to related parties. The Debentures were originally issued on May 18, 1995, with a face amount of $6.0 million. Cash proceeds of $5.0 million were received upon issuance of the Debentures. The difference between the cash proceeds received and the face amount of the Debentures was accounted for as an original issue discount. The Debentures had a stated interest rate of 12.25 percent (effective interest rate to maturity of approximately 17 percent) and an original maturity date of December 31, 2001. The $7.0 million payment consisted of the face amount of the Debentures, a prepayment penalty and accrued interest. A non-recurring charge of $1.2 million ($0.02 per diluted share), net of a $0.8 million tax benefit, was recorded at December 31, 1996 as an extraordinary loss related to this early debt extinguishment. The extraordinary item consists of prepayment penalties and the write-off of unamortized discount and debt issuance costs.

 Related Party Borrowings--Stockholder Loans

  A subsidiary of the Company borrowed approximately $10.4 million from certain of its stockholders to fund, in part, its August 1995 management buy-out. The borrowings had a blended stated interest rate of 8.31 percent with maturities beginning in 1996 and extending through 2008. At December 31, 1996, $10.5 million remained outstanding under these borrowings. In July 1997, the full amount outstanding under these borrowings was repaid.

  During 1994, a subsidiary of the Company borrowed approximately $0.4 million from its principal shareholder. The borrowings had interest rates equivalent to the U.K. bank rate applied quarterly with a maturity on December

                          SNYDER COMMUNICATIONS, INC.

31, 2004. At December 31, 1996, $0.1 million remained outstanding under these borrowings. In October 1997, the full amount outstanding under these borrowings was repaid.

  In conjunction with the repurchase during 1995 and 1996 of common stock from certain former employees by a subsidiary of the Company prior to its merger with SCI, the subsidiary incurred borrowings at interest rates ranging from
5.73 to 5.91 percent with maturities from 1997 to 1999. At December 31, 1997, the Company had $1.6 million outstanding under these borrowings. Of this amount, $0.5 million is classified as current as of December 31, 1997.

 Related Party Borrowings--Notes Payable

  Concurrent with the formation of the Partnership, the Original Limited Partner loaned the Partnership $0.4 million as evidenced by a promissory note. On May 10, 1989, the Partnership entered into another promissory note agreement with the Original Limited Partner to repay the principal amount of advances previously made by the Original Limited Partner to the Partnership. Effective January 1, 1993, all prior notes payable and the related accrued interest to the Original Limited Partner were combined into one note totaling $3.3 million. This note bore interest of 8% per annum. This note was paid in full in May 1995 with a portion of the proceeds from the Debentures.

  In conjunction with an October 1997 purchase business combination, the Company issued a $3.7 million note payable to the former owner of the acquired company. Interest is payable on the note quarterly at the rate of 7% per annum. The note may be repaid at any time after the third anniversary of the issuance and matures on September 30, 2002.

  Future minimum payments as of December 31, 1997 on all long-term borrowings, excluding capital leases, are as follows (in thousands):

            1998................................. $ 1,995
            1999.................................   2,035
            2000.................................   1,209
            2001.................................   1,224
            2002.................................   4,176
            Thereafter...........................     135
                                                  -------
            Total................................  10,774
            Less--current portion................   2,086
                                                  -------
              Total.............................. $ 8,688
                                                  =======

 Lines of Credit

  SCI obtained a $2.5 million line of credit in September 1996. The line of credit has a variable rate of interest with borrowings payable on an amortizing basis to September 1999, the date the line expires. At December 31, 1996, approximately $0.9 million was outstanding and the interest rate was 6.75%. The weighted average interest for the period ended December 31, 1996 was 6.71%. There were no amounts outstanding on this line at December 31, 1997.

  One of the Company's U.S. subsidiaries has a $2.0 million revolving line of credit agreement with a bank. The line of credit has a variable interest rate based on the bank's prime rate (8.25% as of December 31, 1996). The outstanding balance on this line was $0.5 million at December 31, 1996 and the effective interest rate was 8.0% for the year ended December 31, 1996. Borrowings pursuant to the line of credit are collateralized by

                          SNYDER COMMUNICATIONS, INC.

substantially all of the assets of the subsidiary. In February 1997, the outstanding balance of $0.5 million was repaid, and no amounts were outstanding on this line at December 31, 1997.

  Two of the Company's U.K. subsidiaries maintain lines of credit for general business expenditures. These lines bear interest at the commercial bank's base rate plus 1.25 to 2.75 percent. There was $1.0 million outstanding under these lines of credit at December 31, 1996, and no amounts were outstanding on these lines at December 31, 1997.

  Another U.S. subsidiary maintained a $4.0 million line of credit that was due on demand. The line of credit bore interest at the bank's prime rate plus
 .5%. The subsidiary has $3.0 million outstanding on this line of credit as of December 31, 1996. During 1997, the subsidiary obtained a new line of credit with a financial institution. The line of credit bears interest at the 30 day commercial paper rate plus 2.7%. There were no borrowings outstanding as of December 31, 1997. Borrowings pursuant to the line of credit are collateralized by substantially all of its assets. The weighted average interest rates of the borrowings were 8.75% and 8.55% as of December 31, 1996 and 1997.

  One of the Company's French subsidiaries maintains various lines of credit with varying borrowing limits from approximately $0.07 million to $0.7 million. The aggregate borrowing limit of all of the lines of credits combined is approximately $4.1 million. These lines of credit have expiration dates ranging from August 1998 to August 2004 and interest rates on borrowings ranging from 6.7% to 11.16%. The weighted average of the stated interest rates is 8.02% as of December 31, 1997. The subsidiary has $1.1 million and $2.6 million outstanding on these lines of credit as of December 31, 1996 and 1997, respectively.

  One of the Company's U.S. subsidiaries has a revolving line-of-credit agreement with a bank, which is renewed annually. The revolving credit agreement provides for advances up to the lesser of $10.0 million or 50% of accounts receivable, as defined. Among other things, the agreement requires the subsidiary to meet certain restrictive covenants concerning net worth and debt service coverage. As of December 31, 1997, the subsidiary was in default of certain financial reporting and maximum employee lending covenants. Advances under the revolving credit agreement are secured by all assets of the subsidiary. This line is guaranteed by an officer of the subsidiary. Interest is charged at the bank's prime rate or LIBOR plus 1%. As of December 31, 1997, no amounts were outstanding under the revolving credit agreement.

8. MANDATORILY REDEEMABLE PREFERRED STOCK:

  The preferred shares were redeemed in full subsequent to December 31, 1996, in conjunction with the Acquisitions.

  On January 25, 1994, in connection with the management buy-out at one of the Company's acquirees in the U.K., fixed cumulative mandatorily redeemable preferred shares with a par value of (Pounds)0.90 were issued for (Pounds)1.00. All of the 3,067,000 authorized shares were issued yielding proceeds of $4.6 million less associated issue costs of $0.1 million. A fixed cumulative dividend was payable at the following rates:

            1995.....................................   6%
            1996.....................................   7%
            1997.....................................   8%
            Thereafter...............................   8%

  The shares were redeemable at (Pounds)1.00 per share, including the (Pounds)0.10 premium per share on the following dates by the holders or earlier at the option of the acquiree.

                                                  NUMBER
                                                  -------
            December 31, 1998.................... 517,000
            December 31, 1999.................... 850,000
            December 31, 2000.................... 850,000
            December 31, 2001.................... 850,000

                          SNYDER COMMUNICATIONS, INC.

  In October 1996, a subsidiary of the Company in the U.K. issued 750,000 shares of fixed cumulative mandatorily redeemable preferred shares with a par value of (Pounds)1.0 per share. A fixed cumulative dividend was payable on these preferred shares at 8% through December 1997 increasing to 10% thereafter. The shares were mandatorily redeemable in five equal annual installments beginning March 31, 2003.

  In September 1996, a subsidiary of the Company in the U.K. issued 1,333,333 shares of fixed cumulative mandatorily redeemable preferred shares for $2.1 million. A fixed cumulative dividend was payable on these preferred shares at (Pounds).09 per annum per share. The shares were mandatorily redeemable in three equal installments commencing on December 31, 2000.

  The preferred shares were mandatorily redeemable on specific dates, did not carry voting rights unless dividends were in arrears, which did not occur, and were not convertible into common equity. Accordingly, the preferred shares are classified as long-term debt obligations and the dividends, as well as the amortization of associated issue costs and discounts, are charged as a component of interest expense in the accompanying consolidated financial statements. Dividends included in interest expense were $0.4 million, $0.6 million, and $0.2 million in 1995, 1996, and 1997, respectively.

9. CAPITAL STOCK:

  On September 24, 1997 the Company completed the public offering of 8,776,334 shares of its common stock, par value $0.001 per share at an offering price of $25.8125 per share. The offering included 1,850,000 newly issued shares of common stock sold by the Company and 6,926,334 previously outstanding shares of common stock sold by selling stockholders. The Company received net proceeds of approximately $42.7 million from the offering, net of offering costs. The Company did not receive any proceeds from the sale of shares of common stock in the offering by the selling stockholders.

  On September 30, 1996 SCI completed an initial public offering of 8,970,000 shares of its common stock, par value $0.001 per share at an offering price of $17.00 per share. The offering included 4,038,162 newly issued shares of common stock sold by SCI and 4,931,838 previously outstanding shares of common stock sold by selling stockholders. SCI received net proceeds of approximately $59.2 million from the offering, net of offering costs. SCI did not receive any proceeds from the sale of shares of common stock in the offering by the selling stockholders.

  In May 1994, the Board of Directors of one of the Company's acquirees approved a stock repurchase plan that pertained to any stockholder terminating employment with the acquiree. Under such plan, shares were required to be repurchased by the acquiree. The shares were valued based on a certain percentage of gross income over a three-year period, less outstanding bank and stockholder debt. Payment terms for repurchased stock varied based on total aggregate shares purchased over specified periods and ranged from 1 to 10 years. In conjunction with its merger with SCI, the provisions of this stock repurchase plan were terminated.

                          SNYDER COMMUNICATIONS, INC.

10. INCOME TAXES:

  The Company's income tax provision includes the following components (in thousands):

                                                    YEARS ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1995      1996      1997
                                                   --------  --------  --------
   Current................... U.S.--Federal        $  5,417  $  5,647  $  6,637
                              U.S.--State and City    1,257     1,297     2,853
                              Foreign                 4,129     2,218     4,179
                                                   --------  --------  --------
                                                     10,803     9,162    13,669
                                                   --------  --------  --------
   Deferred.................. U.S.--Federal            (101)   (1,954)   (5,173)
                              U.S.--State and City      (32)     (469)   (1,408)
                              Foreign                    37      (745)     (842)
                                                   --------  --------  --------
                                                        (96)   (3,168)   (7,423)
   Tax effect of equity transaction...............     (815)      --        --
                                                   --------  --------  --------
   Income tax provision........................... $  9,892  $  5,994  $  6,246
                                                   ========  ========  ========

  The provision for taxes on income before extraordinary item differs from the amount computed by applying the U.S. federal income tax rate as a result of the following:

                                                  YEARS ENDED DECEMBER 31,
                                                  --------------------------
                                                   1995     1996      1997
                                                  -------- -------- --------
   Taxes at statutory U.S. Federal income tax
    rate.........................................   35.00%   35.00%    35.00%
   Income taxed directly to owners...............  (11.04)  (19.50)    35.64
   State and city income taxes, net of Federal
    tax benefit..................................    3.42     3.71    (19.89)
   Tax effect of Reorganization..................     --     (2.52)      --
   Foreign tax rate differential.................    0.46     0.39     13.54
   Dividends on mandatorily redeemable preferred
    stock........................................    0.35     0.71     (1.82)
   Goodwill amortization.........................    0.30     0.52     (2.99)
   Acquisition costs and other permanent
    differences..................................   (0.23)    5.11   (127.02)
                                                  -------  -------  --------
   Effective tax rate............................   28.26%   23.42%   (67.54)%
                                                  =======  =======  ========

                          SNYDER COMMUNICATIONS, INC.

  Deferred income taxes are recorded based upon differences between the financial statement and tax bases of assets and liabilities. As of December 31, 1996 and 1997 temporary differences that give rise to the deferred tax assets and liabilities consist of the following (in thousands):

                                                                DECEMBER 31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Reserve for doubtful accounts.............................. $   419  $ 2,242
   Accrued expenses...........................................   1,657    7,355
   Tax losses of a non U.S. subsidiary........................   1,965    1,964
   Tax benefit of capital losses..............................   1,202    1,202
   Other, net.................................................     --       586
                                                               -------  -------
   Gross deferred tax assets..................................   5,243   13,349
   Prepaid pension costs......................................     (84)     (74)
   Performance revenues.......................................     --      (619)
   Other, net.................................................    (199)     (69)
                                                               -------  -------
   Gross deferred tax liabilities.............................    (283)    (762)
   Valuation allowance........................................  (3,166)  (3,166)
                                                               -------  -------
   Net deferred tax asset..................................... $ 1,794  $ 9,421
                                                               =======  =======

  Two of the Company's subsidiaries have certain tax capital and operating losses which can be realized only if these subsidiaries generate taxable capital gains or operating income, respectively. At December 31, 1996 and 1997, management determined that a valuation allowance against the deferred tax asset associated with these tax losses was required.

11. ACQUISITION AND RELATED COSTS:

  The Company recorded $39.4 million in non-recurring acquisition and related costs during 1997. Of the $39.4 million, $34.1 million are costs directly related to the consummation of the Acquisitions. These costs consist primarily of investment banking fees, other professional service fees, certain U.K. excise and transfer taxes, as well as a non-cash charge of approximately $9.1 million related to the accelerated vesting of the options held by employees of one of the Company's acquirees. The remaining $5.3 million consists of the write-off of deferred license fees and the accrual of a liability expected to resolve outstanding litigation. Both the write-off of the deferred fees and the accrual of the liability were recorded due to changes in fact that resulted from the Acquisitions.

  The Company will record approximately $34.0 million in non-recurring acquisition and related costs during the first quarter of 1998. These costs are primarily related to the consummation of the 1998 Mergers and consist of investment banking fees, the expense associated with stock appreciation rights, other professional service fees, tax payments and other contractual payments. In addition, this amount includes approximately $4.7 million for the costs of consolidating existing Company facilities and acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees.

12. COMPENSATION TO STOCKHOLDERS:

  Prior to the Reorganization, SCI's operations were conducted by the Partnership. SMS, the general partner of the Partnership, paid compensation to certain officers and employees of the Partnership for services performed for SMS. The compensation from SMS was in addition to the compensation that these individuals received from

                          SNYDER COMMUNICATIONS, INC.

the Partnership. Following consummation of the Reorganization, these individuals are not performing any comparable duties or responsibilities for SMS. No such compensation was paid by SMS to these individuals in 1996 or 1997, nor is any such compensation expected to be paid in the future. This non-recurring compensation is included in compensation to stockholders on the consolidated statement of income for the year ended December 31, 1995.

  Prior to their merger with SCI, certain stockholders of the acquired companies received annual compensation in their roles as managers in excess of amounts that they will receive pursuant to employment agreements they have entered into with the Company. The amount by which the historical compensation paid to these managers exceeds that provided in their employment contracts has been classified as compensation to stockholders in the accompanying consolidated statement of income.

13. EMPLOYEE STOCK OWNERSHIP PLAN:

  One of the Company's U.S. subsidiaries sponsors a leveraged employee stock ownership plan (ESOP) which covers primarily all of its employees who work one thousand hours or more per plan year. Contributions to the ESOP were made at the discretion of the subsidiary's Board of Directors and were equal to the ESOP's debt service less dividends received by the ESOP. In December 1994, the ESOP acquired 534,800 shares from the former chairman of the subsidiary in exchange for $0.4 million in cash and a promissory note of $6.0 million. The note was guaranteed by the subsidiary, secured by the ESOP stock and bore interest, which was payable monthly at 2.7% over the 30 day commercial paper rate. Principal payments were due in five annual installments of $1.2 million commencing January 1, 1996. As of December 31, 1997, the subsidiary had repaid the entire amount. In January 1995, the ESOP acquired an additional 176,571 shares at a cost of $1.9 million. Of this amount, $1.7 million was financed through a promissory note with the remaining $0.1 million paid in cash. This promissory note was guaranteed by the subsidiary and its former chairman and was due in 84 monthly installments commencing January 1996 with interest at 2.7% over the 30 day commercial paper rate. As of December 31, 1997, the subsidiary had repaid this borrowing.

  All dividends and contributions received by the ESOP are used to pay debt service. As the debt is repaid, shares are released and allocated to active employees, based on the proportion of debt service paid in the year. The ESOP is accounted for in accordance with Statement of Position No. 93-6 "Employees' Accounting for Employee Stock Ownership Plans". Accordingly, the debt of the ESOP is recorded as debt in the accompanying consolidated balance sheet and the shares that have not been allocated to participants are reported as unearned ESOP compensation in the equity section on the consolidated balance sheet. As shares are committed to be released, the Company records compensation expense equal to the current market price of the shares committed to be released, and the shares become outstanding for earnings-per-share (EPS) computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $2.2 million, $6.5 million, and $5.4 million for 1995, 1996, and 1997, respectively. The status of ESOP shares as of December 31 is as follows:

                                                               1996      1997
                                                            ---------- --------
      Allocated shares.....................................    337,411  570,590
      Shares released for allocation.......................    233,179  140,781
      Unreleased shares....................................    140,781      --
                                                            ---------- --------
      Total ESOP shares....................................    711,371  711,371
                                                            ---------- --------
      Fair value of unreleased shares at December 31,...... $4,784,000 $    --
                                                            ========== ========

                          SNYDER COMMUNICATIONS, INC.

  Former employees who had terminated employment with the subsidiary prior to its merger with SCI may, at their option, require SCI to repurchase their vested SCI shares held by the ESOP for fair value. The balance necessary to satisfy this repurchase obligation has been classified as Redeemable ESOP stock in the accompanying consolidated balance sheet with a like amount shown as a reduction of paid-in-capital for each year.

14. STOCK INCENTIVE PLAN:

  In September 1996, SCI adopted the 1996 Stock Incentive Plan (the Stock Option Plan"). The Stock Option Plan authorizes SCI to grant incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights ("SARs"). Subject to adjustment, the aggregate number of shares of common stock which may be issued under the Stock Option Plan upon exercise of options, SARs or in the form of restricted stock may not exceed 17.5% of the number of shares of common stock outstanding.

  In conjunction with the management buy-out at one of the Company's acquirees in January 1994, the acquiree adopted a stock option plan. Granted options were exercisable upon a sale or flotation of the acquiree as defined in the terms of the plan. No compensation expense was recognized in the financial statements for the acquiree's options for any of the periods prior to its merger with SCI as the conditions for their exercise were not probable. In conjunction with the March 1997 acquisition by SCI, all of the outstanding options of the acquiree were exchanged for options of the common stock of the Company under the Stock Option Plan. The exchange of the acquiree's options for SCI options was based on the final common stock exchange rates used in the acquisition, with the SCI options possessing identical terms to the acquiree's options at the date of conversion. The Company recognized a charge to first quarter 1997 income of approximately $9.1 million related to the accelerated vesting of these options.

  The exercise price of options granted under the Stock Option Plan may not be less than 100 percent (110 percent in the case of an optionee who is a 10 percent stockholder) of the fair market value per share of common stock on the date of the option grant. The vesting and other provisions of the options are determined by the Company's Board of Directors. All options granted as of December 31, 1997 vest on or before the fourth anniversary of the date of grant and expire on or before the tenth anniversary of the date of grant.

  A summary of the activity within the Stock Option Plan, for the three years ended December 31, 1997, after giving retroactive effect to the conversion of the Pooled Entities options, is as follows:

                                                           SHARES OUTSTANDING
                                                           --------------------
                                                           1995   1996    1997
                                                           -----  -----  ------
                                                             (IN THOUSANDS)
   Beginning of year...................................... 1,027    970   5,157
     Granted..............................................   321  4,619   5,705
     Exercised............................................  (336)   (66) (1,790)
     Forfeited............................................   (42)  (281) (2,160)
     Expired..............................................   --     (85)    --
                                                           -----  -----  ------
   End of year............................................   970  5,157   6,912
                                                           =====  =====  ======
   Exercisable at end of year.............................          863   1,281
                                                                  =====  ======

                          SNYDER COMMUNICATIONS, INC.

                                                             WEIGHTED AVERAGE
                                                              EXERCISE PRICE
                                                            -------------------
                                                            1995   1996   1997
                                                            ----- ------ ------
   Beginning of year....................................... $3.29 $ 4.88 $14.97
     Granted...............................................  6.98  17.07  24.11
     Exercised.............................................  2.21  13.73  14.10
     Forfeited.............................................  1.47  15.65  20.24
     Expired...............................................   --   15.79    --
   End of year.............................................  4.88  14.97  22.59
   Exercisable at end of year..............................        11.07  17.03

  The weighted average option fair value on the grant date was $9.97 for options issued during the year ended December 31, 1997.

  The following table presents information related to the 6.9 million options outstanding at December 31, 1997.

                                                                   WEIGHTED
                                                                    AVERAGE
COMPANY OPTIONS                      NUMBER OF                    CONTRACTUAL
  ISSUED BY                           OPTIONS     EXERCISE PRICE LIFE IN YEARS
----------------                   -------------- -------------- -------------
                                   (IN THOUSANDS)
SCI prior to initial public
 offering.........................     1,615      $       17.00      8.68
SCI subsequent to initial public
 offering.........................     4,689      $19.38-$33.94      9.45
Pooled Entities...................       608      $ 1.31-$29.59      8.41
                                       -----
                                       6,912
                                       =====

  The fair value of each option grant is estimated on the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1997: risk-free interest rate of 6.2 percent and 5.7 percent, expected dividend yield of zero, expected life of 5 years, and expected volatility of 50 percent and 48 percent.

  If the Company had recorded compensation expense using the fair value based method prescribed by SFAS No. 123, the Company's 1996 and 1997 pro forma net income (loss) and 1996 and 1997 pro forma net income (loss) per share amounts, which reflect a pro forma adjustment for income taxes, would have been reduced to the following as adjusted amounts.

                                                                1996     1997
                                                               ------- --------
   Pro forma net income (loss):
     As reported.............................................. $12,181 $(19,800)
     As adjusted..............................................   5,286  (33,205)
   Pro forma basic net income (loss) per share:
     As reported..............................................     .23     (.35)
     As adjusted..............................................     .10     (.59)
   Pro forma diluted net income (loss) per share:
     As reported..............................................     .23     (.35)
     As adjusted..............................................     .10     (.59)

15. PENSION AND PROFIT-SHARING PLANS:

  One of the Company's subsidiaries in the U.K. operates a retirement benefit plan, which is a funded defined benefit plan available to all employees. The assets of the plan are held separately from those of the subsidiary

                          SNYDER COMMUNICATIONS, INC.

and are invested in managed funds principally comprised of equity securities. Plan benefits are based on years of service and compensation levels at the time of retirement. The funding of the plan is determined following consultation with actuaries using the projected unit credit method.

  For purposes of these financial statements, the actuarial value of the plan's liabilities has been estimated using the available actuarial valuations and the plan's asset values reflect the actual market value of those assets at each balance sheet date based on records maintained by the plan's trustees. The most recent actuarial update of the plan's liabilities was performed as of December 31, 1997. The significant assumptions used and the funded status of the plan are set out in the tables below.

                                                     SIGNIFICANT ASSUMPTIONS
                                                       AS OF DECEMBER 31,
                                                     --------------------------
                                                      1995     1996     1997
                                                     -------  -------  --------
                                                        %        %        %
                                                     -------  -------  --------
      Discount rate................................      8.0      8.0      6.75
      Expected long-term rate of return on plan as-
       sets........................................      9.0      9.0      7.75
      Rate of increase in compensation.............      6.0      6.0      5.25

 Net Periodic Pension Cost

  Net periodic pension cost is determined using the assumptions as of the beginning of the year and is comprised of the following (in thousands).

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
   Service cost.................................  $    726  $  1,109  $  1,360
   Interest cost on projected benefit
    obligation..................................       710       875     1,065
   Actual return on plan assets.................    (1,704)   (1,078)   (2,899)
   Net amortization of unrecognized net loss and
    deferral of actual return on plan assets....       915       125     1,638
                                                  --------  --------  --------
   Net periodic pension cost....................  $    647  $  1,031  $  1,164
                                                  ========  ========  ========

 Funded Status

  The funded status is determined using the assumption as of the end of the year and is reflected as follows (in thousands).

                                                               AS OF DECEMBER
                                                                     31,
                                                               ----------------
                                                                1996     1997
                                                               -------  -------
   Actuarial present value of benefit obligations:
   Accumulated and fully vested............................... $11,501  $14,351
                                                               -------  -------
   Accumulated benefit obligation.............................  11,501   14,351
   Effect of projected future compensation levels.............   2,430    3,151
                                                               -------  -------
   Projected benefit obligation...............................  13,931   17,502
   Plan assets at fair value..................................  13,777   17,321
                                                               -------  -------
   Plan assets less than projected benefit obligation.........    (154)    (181)
   Unrecognized loss..........................................     411      428
                                                               -------  -------
   Prepaid pension cost....................................... $   257  $   247
                                                               =======  =======

                          SNYDER COMMUNICATIONS, INC.

  The Company and certain of its subsidiaries maintain defined contribution benefit plans. Pension and profit sharing costs related to these plans amounted to approximately $0.6 million, $0.8 million and $0.9 million for 1995, 1996, and 1997, respectively.

  The Company and certain of its subsidiaries maintain deferred compensation plans for certain key executives. The related expense for these agreements, on a present value basis, is being recognized as earned. The Company recognized approximately $0.3 million, $1.2 million and $0.4 million of deferred compensation expense, including interest charges in 1995, 1996, and 1997, respectively.

16. NET INCOME PER SHARE

  A reconciliation of the shares used to compute basic and diluted earnings per share follows. For each of the years presented, the same net income used to compute basic earnings per share was used to compute diluted earnings per share.

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1995     1996     1997
                                                     -------- -------- --------
                                                           (IN THOUSANDS)
   Weighted average shares outstanding for the
    period used in computation of basic net income
    per share......................................    52,030   52,487   56,624
   Diluted impact of stock options.................        91      554      --
   Shares used in computation of diluted net income
    per share......................................    52,121   53,041   56,624

  For the years ended December 31, 1996 and 1997, there existed weighted average common stock equivalents of 12,437 and 1,432,136, respectively, which are not included in the calculation of diluted net income per share because they were antidilutive for the period.

17. DISCONTINUED OPERATIONS

  On October 24, 1997, the Board of Directors of one of the Company's 1998 acquirees approved the spin-off of its sports management operations, which were carried on by Bob Woolf Associates, Inc. ("BWA"), a wholly owned subsidiary. The acquiree purchased BWA in May 1996. The spin-off was executed in the form of a dividend to the acquiree's stockholders of record on October 31, 1997, whereby each stockholder received one share of BWA for each share of the acquiree's common stock held.

  The net losses of BWA prior to October 31, 1997, are included in the consolidated statement of income under "discontinued operations" and represent a net loss of $0.03 per diluted share for 1996 and 1997. Revenues from BWA were approximately $0.3 million for the period from May 1, 1996 (date of BWA acquisition) to December 31, 1996, and approximately $2.0 million for the ten months ended October 31, 1997.

                          SNYDER COMMUNICATIONS, INC.

18. LEASES:

  The Company leases certain facilities, office equipment and other assets. The following is a schedule of future minimum lease payments for capital leases and for operating leases (with initial or remaining terms in excess of one year at December 31, 1997 (in thousands):

                                                              CAPITAL  OPERATING
      YEARS ENDING DECEMBER 31,                               LEASES    LEASES
      -------------------------                               -------  ---------
      1998................................................... $ 1,993  $ 25,872
      1999...................................................   1,522    21,184
      2000...................................................     375    16,981
      2001...................................................      74    14,236
      2002...................................................     --     12,895
      Thereafter.............................................     --     33,734
                                                              -------  --------
      Total minimum lease payments...........................   3,964  $124,902
                                                                       ========
      Less--Amount representing interest.....................    (337)
                                                              -------
      Total obligation under capital leases..................   3,627
      Less--Current portion..................................  (1,876)
                                                              -------
      Long-term portion...................................... $ 1,751
                                                              =======

  Property and equipment, net, on the consolidated balance sheet includes $4.2 million and $3.7 million for equipment purchased under capital leases as of December 31, 1996 and 1997, respectively.

  Rental expense for all operating leases was approximately $17.5 million, $20.9 million and $23.1 million for the years ended December 31, 1995, 1996, and 1997, respectively.

19. COMMITMENTS AND CONTINGENCIES:

  The Company has entered into employment agreements with certain key executives and consulting agreements with certain former executives that call for guaranteed minimum salaries and bonuses for varying terms.

  An officer of one of the acquired Companies was terminated in February 1997, and the matter is subject to ongoing litigation. Due to changes in fact that resulted from the acquisition, the Company recorded a liability in the quarter ended September 1997 equal to the expected cost to resolve the matter.

  One of the Company's U.S. subsidiaries issued irrevocable letters of credit, automatically renewable on an annual basis for $2,200 to a landlord as a security deposit for a lease. This subsidiary also has standby letters of credit with a bank, secured by compensating balance arrangements, totaling $1,267. The standby letters of credit renew annually and interest is charged at a rate of 1.25% per year.

  The Company is subject to lawsuits, investigations and claims arising out of the conduct of its business, including those related to commercial transactions, contracts, government regulation and employment matters. Certain claims, suits and complaints have been filed or are pending against the Company. In the opinion of management, all matters are without merit or are of such kind, or involve such amounts, as would not have a material effect on the financial position or results of operations of the Company if disposed of unfavorably.

20. RELATED PARTIES:

  SCI's headquarters office space is leased from a third party, in which one of the non-employee directors of the Company has a minority ownership interest. Rent paid under this lease was $0.8 million, $1.1 million, and $2.4 million in 1995, 1996 and 1997, respectively.

                          SNYDER COMMUNICATIONS, INC.

  During 1995, SCI advanced $2.7 million to a stockholder of SMS as evidenced by a promissory note. The note was non-interest bearing and secured by SMS stock. This note was distributed to the SMS stockholders, pro rata, on June 30, 1996.

  SCI produces a WallBoard(R) for which a publication beneficially owned by certain non-employee directors of the Company is one of the sponsors. Revenues earned under this program were $2.0 million in 1997.

  In December 1997, the Company entered into a software license agreement with a company in which certain non-employee directors of the Company are directors and in which they own a minority interest. The Company will pay approximately $2.5 million for the license and related equipment.

21. GEOGRAPHICAL DATA:

  After giving effect to the Acquisitions, the Company has operations in the United States, the U.K., France, Ireland and Hungary. Financial information for the Company's operations in the U.K., France, Ireland, and Hungary are classified as international and consist primarily of operations in the U.K (in thousands).

                                                    YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1995     1996     1997
                                                   -------- -------- ---------
   Revenues
     United States................................ $206,815 $286,681 $ 350,715
     International................................  127,275  142,216   169,325
                                                   -------- -------- ---------
       Total revenues............................. $334,090 $428,897 $ 520,040
                                                   ======== ======== =========
   Income (loss) from operations
     United States................................ $ 25,199 $ 24,344 $ (11,186)
     International................................   11,463    3,654     2,328
                                                   -------- -------- ---------
       Total income (loss) from operations........ $ 36,662 $ 27,998 $  (8,858)
                                                   ======== ======== =========
   Identifiable assets
     United States................................          $215,535 $ 281,256
     International................................            80,455   129,446
                                                            -------- ---------
       Total identifiable assets..................          $295,990 $ 410,702
                                                            ======== =========

                          SNYDER COMMUNICATIONS, INC.

  The following table summarizes financial data by quarter for the Company for 1996 and 1997, giving effect to the Acquisitions as if they had occurred at the beginning of the earliest period presented (Unaudited, in thousands, except per share data).

                                      1996 QUARTER ENDED
                          -------------------------------------------
                          MARCH 31  JUNE 30  SEPTEMBER 30 DECEMBER 31  TOTAL
                          --------  -------- ------------ ----------- --------
Revenues................  $ 93,942  $102,254   $110,042    $122,659   $428,897
Gross profit............    27,934    31,471     33,593      37,957    130,955
Income from continuing
 operations.............     4,105     5,624      5,870       4,005     19,604
Income from continuing
 operations per share
 (diluted)..............      0.08      0.11       0.11        0.07       0.37
Net income..............     4,105     5,435      5,163       2,188     16,891
Net income per share
 (diluted)..............      0.08      0.10       0.10        0.04       0.32
Pro forma net income
 from continuing
 operations.............     3,270     4,082      2,938       4,001     14,291
Pro forma net income
 from continuing
 operations per share
 (diluted)..............      0.06      0.08       0.06        0.07       0.27
Pro forma net income....     3,270     3,969      2,516       2,426     12,181
Pro forma net income per
 share (diluted)........      0.06      0.08       0.05        0.04       0.23
                                      1997 QUARTER ENDED
                          -------------------------------------------
                          MARCH 31  JUNE 30  SEPTEMBER 30 DECEMBER 31  TOTAL
                          --------  -------- ------------ ----------- --------
Revenues................  $118,584  $129,164   $128,858    $143,434   $520,040
Gross profit............    35,677    40,594     38,934      41,829    157,034
Income (loss) from
 continuing operations..    (9,997)    8,678     (7,564)     (6,612)   (15,495)
Income (loss) from
 continuing operations
 per share (diluted)....     (0.18)     0.15      (0.13)      (0.11)     (0.27)
Net income (loss).......   (10,555)    8,054     (7,863)     (6,638)   (17,002)
Net income (loss) per
 share (diluted)........     (0.19)     0.14      (0.14)      (0.11)     (0.30)
Pro forma net income
 (loss) from continuing
 Operations.............   (10,556)    7,449     (8,042)     (7,751)   (18,900)
Pro forma net income
 (loss) from continuing
 Operations per share
 (diluted)..............     (0.19)     0.13      (0.14)      (0.13)     (0.33)
Pro forma net income
 (loss).................   (10,862)    7,092     (8,277)     (7,753)   (19,800)
Pro forma net income
 (loss) per share
 (diluted) (a)..........     (0.20)     0.12      (0.15)      (0.13)     (0.35)

  The pro forma amounts include a provision for federal and state income taxes as if the Company had been a taxable C corporation for all periods presented.

(a) The sum of these amounts does not equal the annual amount because the quarterly calculations are based on varying numbers of shares outstanding.

22. SUBSEQUENT EVENT (UNAUDITED):

  In February 1998, the Company acquired Healthcare Promotions, LLC, a provider of pharmaceutical marketing and sales force training services, in the United States. The transaction was valued at $22.0 million and will be accounted for as a purchase business combination.

  In March 1998, the Company acquired CLI Pharma S.A., a provider of outsourced pharmaceutical sales and sales force recruitment services in France. The transaction was valued at $25.0 million and will be accounted for as a purchase business combination.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Brann Holdings Limited:

  We have audited the consolidated balance sheets of Brann Holdings Limited (the Company) and its subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which do not differ in any material respect from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements audited by us present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles in the United States.

                                       Price Waterhouse
                                       Chartered Accountants and Registered
                                       Auditors

Bristol, England
May 30, 1997

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
 American List Corporation

  We have audited the consolidated balance sheet of American List Corporation and Subsidiaries as of February 28, 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the two-year period then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American List Corporation and Subsidiaries as of February 28, 1997, and the consolidated results of their operations and their consolidated cash flows for each of the years in the two-year period then ended in conformity with generally accepted accounting principles.

                                       Grant Thornton LLP

Melville, New York
April 11, 1997

ITEM 7. EXHIBITS.

 23.1 Consent of Arthur Andersen LLP.
 23.2 Consent of Grant Thornton LLP.
 23.3 Consent of Price Waterhouse, Chartered Accountants and Registered
      Auditors.

                                   SIGNATURE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                                          Snyder Communications, Inc.

                                                   /s/ Daniel M. Snyder
Date: May 4, 1998                         By: _________________________________
                                          Name:  Daniel M. Snyder
                                          Title: Chairman and
                                                 Chief Executive Officer

                                                   /s/ Michele D. Snyder
Date: May 4, 1998                         By: _________________________________
                                          Name:  Michele D. Snyder
                                          Title: Vice Chairman, President
                                                 and Chief Operating Officer


                                                  /s/ A. Clayton Perfall
Date: May 4, 1998                         By: _________________________________
                                          Name:  A. Clayton Perfall
                                          Title: Chief Financial Officer